Exhibit 10.26
LEASE AGREEMENT
BETWEEN
PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P.,
a Delaware limited partnership
(“Landlord”)
AND
DEERFIELD & COMPANY LLC,
an Illinois limited liability company
(“Tenant”)
One O’Hare Centre
Rosemont, Illinois
Dated: July 1, 2005

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EXHIBITS AND RIDERS
The following Exhibits and Riders are attached hereto and by this reference made a part of this Lease:

SCHEDULE 1.1	DEFINITIONS
SCHEDULE 1.2	LETTER OF CREDIT AMOUNTS
EXHIBIT A	FLOOR PLAN OF THE PREMISES
EXHIBIT B	THE LAND
EXHIBIT C	RENT SCHEDULE
EXHIBIT D	LEASEHOLD IMPROVEMENTS
EXHIBIT E	FORM OF COMMENCEMENT NOTICE
EXHIBIT F	FORM OF IRREVOCABLE STANDBY LETTER OF CREDIT
EXHIBIT G	LOCATION OF FAÇADE SIGNAGE
EXHIBIT H	ELEVATOR LOBBY SIGNAGE
EXHIBIT I	MONUMENT SIGNAGE
EXHIBIT J	EXISTING RIGHTS TO FIRST REFUSAL SPACE
EXHIBIT K	FORM OF SNDA
EXHIBIT L	LOCATION OF ASSIGNED PARKING SPACES
EXHIBIT M	PERMITTED LOCATION FOR ADDITIONAL ASSIGNED PARKING SPACES
EXHIBIT N	RELOCATION AREA FOR ASSIGNED PARKING SPACES
EXHIBIT O	STORAGE SPACE
EXHIBIT P	EXISTING EXCLUSIVES

RIDER NO. 1	RULES AND REGULATIONS

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BASIC LEASE INFORMATION
(“Basic Lease Information”)

A.	Additional Rent:	The Additional Rent shall be all other sums due and payable by Tenant under the Lease, including, but not limited to, Tenant’s Share of Operating Costs.

B.	Base Rent:	The Base Rent shall be the amounts set forth on the Base Rent Schedule attached hereto as Exhibit C, subject to such increases as may be provided herein.

C.	Broker:	Prentiss Properties Limited, Inc and CBIZ - Gibraltar Real Estate Services Corporation.

D.	Building:	The building commonly known as One O’Hare Centre, 6250 North River Road, Rosemont, Illinois.

E.	Commencement Date:	March 1, 2006

F.	Expiration Date:	February 28, 2021

G.	Land:	That certain parcel of real estate described in Exhibit B attached hereto.

H.	Landlord’s Address for Notice:	Prentiss Properties Acquisition Partners, L.P. 3890 W. Northwest Highway, Suite 400
Dallas, Texas 75220
Attention: President

With a copy to:

Prentiss Properties Limited, Inc.
One O’Hare Centre
6250 North River Road, Suite 1010
Rosemont, Illinois 60018
Attention: Managing Director

and

Prentiss Properties Management, L.P.
6250 North River Road, Suite 1010
Rosemont, Illinois 60018
Attention: Property Manager

I.	Landlord’s Address for Payment:	Prentiss Properties Acquisition Partners, L.P.
21049 Network Place
Chicago, Illinois 60673-1210

J.	Landlord’s Contribution:	$3,009,504.00.

K.	Lease Year:	The first “Lease Year” shall be the period from the Commencement Date to the last day of the twelfth (12th) full calendar month following the calendar month in which the Commencement Date occurs. Thereafter, each consecutive twelve (12) calendar month period shall constitute one (1) Lease Year. Notwithstanding anything contained herein to the contrary, if the Commencement Date occurs on the first (1st) day of a calendar month, the first Lease Year shall be twelve (12) full calendar months.

L.	Parking Facility:	The multi-level parking garage which is located adjacent to the Building.

M.	Parking Permits:	Subject to the terms of Article 22 herein, Tenant shall have, during the initial Term, 203 Parking Permits, to be used in common with others in the Parking Facility and 5 assigned parking spaces with the right to convert 12 of the 203 unassigned Parking Permits into assigned spaces as set forth in Article 22 herein.

N.	Premises:	69,184 rentable square feet consisting of the entire eighth (8th) floor and the entire ninth (9th) floor of the Building, as said space is identified by diagonal lines or shaded area on the floor plans attached hereto as Exhibit A.

O.	Project:	The Land and all improvements thereon, including the Building, the Parking Facility and all Common Areas.

P.	Rent:	The Base Rent and the Additional Rent.

Q.	Rentable Area of the Building:	Landlord and Tenant agree that for all purposes of this Lease the Rentable Area of the Building shall be deemed to be 370,593 square feet.

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R.	Rentable Area of the Premises:	Landlord and Tenant agree that for all purposes of this Lease, the Rentable Area of the Premises shall be deemed to be 69,184 square feet.

S.	Security Deposit:	$3,000,000.00 in the form of a letter of credit subject to and in accordance with the terms of Article 19 herein, including the reductions thereto set forth in Schedule 1.2 hereof.

T.	Tenant’s Address for Notice:	Deerfield & Company LLC
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
Attention: General Counsel

With a copy to:

Gardner Carton & Douglas
191 North Wacker Drive, Suite 3700
Chicago, Illinois 60606
Attention: Valerie A. Haugh

U.	Tenant’s Permitted Use:	General office purposes and other uses ancillary to Tenant’s business (including the use of a portion of the Premises for a fitness center for Tenant’s officers, directors and employees) and no other purpose.

V.	Tenant’s Share:	18.6685%.

W.	Term:	Fifteen (15) Lease Years.

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LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”) is made as of July 1, 2005 by and between Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership (“Landlord”) and Deerfield & Company LLC, an Illinois limited liability company (“Tenant”), upon all the terms set forth in this Lease as follows:
ARTICLE 1
BASIC LEASE INFORMATION AND CERTAIN DEFINITIONS
     Section 1.1 The Basic Lease Information is made a part of this Lease, but the provisions of this Lease addressing such matters in detail shall control over any inconsistent provisions in the Basic Lease Information. All terms capitalized but not otherwise defined herein shall have the respective meanings given to them in the Basic Lease Information or Schedule 1.1 attached hereto.
ARTICLE 2
PREMISES AND QUIET ENJOYMENT
     Section 2.1 Tenant hereby leases the Premises from Landlord upon the terms and conditions set forth herein. During the Term, Tenant shall have the non-exclusive right to use the Common Areas in accordance with the rules and regulations set forth on Rider No. 1 attached hereto (the “Rules and Regulations”).
     Section 2.2 Provided Tenant fully and timely performs all the terms of this Lease on Tenant’s part to be performed, including payment by Tenant of all Rent, Tenant shall have, hold and enjoy the Premises during the Term without disturbance from or by Landlord or those claiming through Landlord, subject to the terms of this Lease.
ARTICLE 3
TERM; COMMENCEMENT DATE;
DELIVERY AND ACCEPTANCE OF PREMISES
     Section 3.1 The Commencement Date shall be March 1, 2006. The Commencement Date shall be confirmed, along with other matters, by written notice sent by Landlord substantially in the form of Exhibit E attached hereto (the “Commencement Notice”). Landlord’s failure to deliver the Commencement Notice to Tenant shall not effect the determination of the Commencement Date. Upon the full execution and delivery of this Lease by Landlord to Tenant, Landlord shall provide Tenant access to the Premises to perform the Leasehold Improvements and to otherwise prepare the Premises for Tenant’s occupancy (including the installation of furniture, fixtures and Tenant’s telecommunications system). Such early access shall be subject to all of the terms, restrictions and conditions set forth in this Lease (other than the payment of Base Rent and Tenant’s Operating Costs Payment) and shall be conditioned upon Tenant furnishing Landlord evidence of insurance required in Article 13 of this Lease and in Article 7 of

Exhibit D. Landlord shall contribute Landlord’s Contribution towards the cost of the Leasehold Improvements pursuant to and in accordance with the terms of Exhibit D attached hereto and made a part hereof.
     Section 3.2 Tenant’s occupancy of any portion of the Premises shall be conclusive evidence that Tenant (a) has accepted the Premises as suitable for Tenant’s purposes, in its “as is, where is” condition without any representations or warranties except as specifically set forth herein, and (b) has waived any defects in the Premises and the Project except for (i) any latent defects in the Building (including the Central systems of the Building, the mechanical, plumbing, electrical and heating and ventilation systems in the Premises or other common systems of the Building, the exterior of the Building and exterior windows of the Building), excluding items of damage caused by Tenant or the Tenant Parties (as such term is defined in Article 16 below) and excluding items installed at the Premises as part of or in connection with the performance of the Leasehold Improvements and/or any Alterations, and (ii) a breach of Landlord’s representations set forth in Section 8.2 hereof and/or Section 11.5 hereof.
     Section 3.3 Provided Tenant has not exercised Tenant’s option to cancel as set forth in Article 25 herein, Landlord shall (i) shampoo the carpet throughout the Premises; and (ii) re-paint the walls of the Premises using Building Standard paint in a color reasonably acceptable to Tenant. The work described in the immediately preceding sentence shall be referred to herein as the “Refurbishment Work”. Landlord shall perform the Refurbishment Work on or before November 30, 2015. Tenant hereby acknowledges that the Refurbishment Work will occur during the Term of this Lease and during Tenant’s occupancy of the Premises; provided that Landlord will use its commercially reasonable efforts not to interfere with Tenant’s business and/or occupancy of the Premises during the performance of the Refurbishment Work but in no event shall Landlord be obligated to perform the Refurbishment Work after Business Hours. In connection therewith, but subject to Landlord’s obligation set forth above, Tenant hereby acknowledges that the Refurbishment Work shall not be deemed a constructive eviction or shall not be deemed to affect Tenant’s quiet enjoyment of the Premises and thus, in no event shall Tenant be entitled to any abatement of rent as a result thereof.
ARTICLE 4
RENT
     Section 4.1 Tenant shall pay to Landlord, without notice, demand, offset or deduction, in lawful money of the United States of America, at Landlord’s Address for Payment, or at such other place or in such other manner as Landlord shall designate in writing from time to time: (a) the Base Rent in equal monthly installments, in advance, on the first day of each calendar month during the Term, and (b) the Additional Rent, at the respective times required hereunder. If the Commencement Date falls on a date other than the first day of a calendar month, the Rent due for such fractional month shall be prorated on a per diem basis for the portion of such fractional month falling within the Term. Notwithstanding anything contained in this Lease to the contrary and provided no monetary or material non-monetary Event of Default exists hereunder, Tenant shall not be obligated to pay Base Rent or Tenant’s Operating Costs Payment due for the period beginning on March 1, 2006 and continuing through June 30, 2007. The total amount of Base Rent and Tenant’s Operating Costs Payment abated hereunder is collectively referred to herein as the “Abated Rent”. If at any time during the forgoing abatement period, a monetary or material non-monetary Event of Default has occurred under this Lease, then in addition to all other rights, powers and remedies available to Landlord under this Lease, the abatement of Base Rent and Tenant’s Operating Cost Payment provided to Tenant in this Section 4.1 shall terminate upon written notice from Landlord and Tenant shall pay all Base Rent and Tenant’s Operating Cost Payment which would have accrued and been paid after such termination of the abatement (but for the abatement herein permitted) as and when they become due. Notwithstanding the foregoing, in the event that such monetary or material non-monetary Event of Default is thereafter cured in accordance with the terms of this Lease, the foregoing abatement shall resume such that Tenant receives (when added to any abatement already received hereunder) a full sixteen (16) months of abatement of Base Rent and Tenant’s Operating Cost Payment. If Landlord fails to review and approve the Plans or Tenant’s Contractors within the timeframes specified in Exhibit D and/or if Landlord fails to deliver possession of the Premises to Tenant on the date Landlord and Tenant execute this Lease and/or Landlord fails to otherwise fulfill its obligations specified in Exhibit D and such failure or failures result in a delay in the completion of the Leasehold Improvements beyond March 1, 2006, the Commencement Date shall be delayed one day for each day of delay caused by Landlord and the Abated Rent shall be revised to begin on the Commencement Date and continue for sixteen (16) full months thereafter.
     Section 4.2 All installments of Rent not paid within five (5) days after their due date shall be subject to a late charge of five percent (5%) of the amount of the late payment and, in addition, all installments of Rent not paid on their due date shall bear interest from the date due until paid at a rate per annum (the “Interest Rate”) equal to the greater of (i) twelve percent (12%) or (ii) four percent (4%) above the prime rate of interest (the “Prime Rate”) from time to time publicly announced by BankOne, a national banking association, or any successor thereof; provided, in no event shall the Interest Rate exceed the maximum rate of interest then permitted by applicable law. Notwithstanding the foregoing, the first time Tenant fails to pay Rent within five (5) days of the date such payment is due during any twelve (12) month period during the Term, Landlord shall provide Tenant with one (1) Business Day prior written notice before imposing the late charge and interest provided in this Section 4.2.
     Section 4.3 Tenant shall pay to Landlord, at the same time as Tenant is required to pay Base Rent, an amount equal to all federal, state and local gross proceed taxes, privileges taxes, sales taxes, value added taxes, or similar taxes (collectively, “Rent Taxes”) now or hereafter levied or assessed upon any Rent or other payment, or the payment or receipt thereof, or which Landlord will be required to pay as a result of its receipt of Tenant’s payment thereof, except that, notwithstanding any provision in this Lease to the contrary, Tenant shall not be obligated to pay to Landlord any amount on account of any franchise, corporation, income or net profits, excess profits, transfer, sale, gift, capital stock, inheritance, succession, estate or similar taxes if any, payable by Landlord.

ARTICLE 5
OPERATING COSTS
Section 5.1 A. Beginning on the Commencement Date, Tenant shall pay to Landlord at the same time as it is required to make payment of Base Rent, an amount (the “Operating Costs Payment”) equal to one twelfth (1/12th) of the estimated Tenant’s Share of Operating Costs attributable to the Project for any full or partial year during the Term. Tenant shall be responsible for and shall pay before delinquent all municipal, county, state and federal taxes assessed during the Term against any leasehold interest of Tenant or any property owned by Tenant and located in the Premises.
     B. Prior to any year (or as soon thereafter as is reasonably practicable) and from time to time during any year, Landlord shall notify Tenant as to monthly installments of the Operating Costs Payment payable by Tenant based on Landlord’s reasonable estimate of Operating Costs for such year. Until such time as Landlord notifies Tenant of such estimate, Tenant shall continue to make its Operating Costs Payment in the same monthly amount as the prior year. On the first day of the calendar month after Landlord’s notice of any revised estimate in such installments (provided such first day is at least thirty (30) days after receipt of such notice), Tenant shall pay to Landlord (in addition to the revised monthly estimate) a lump sum payment in an amount so that Tenant’s total payments for the year will equal Landlord’s revised estimate of Tenant’s aggregate Operating Costs Payment for such year. The Operating Costs Payment for the first calendar year in which the Term falls (if the Commencement Date is other than January 1) and the last calendar year in which the Term falls (if the Term ends on a date other than December 31) shall be prorated based upon the number of days in the Term falling within the year in question.
     As soon as reasonably practicable after the end of each calendar year, but in no event later than sixty (60) days after Landlord’s receipt of the tax bill for such year, Landlord shall notify Tenant as to the amount of such Operating Costs and the Operating Costs Payment resulting therefrom (an “Annual Adjustment Notice”). If the Operating Costs Payment actually due exceeds total estimated payments made by Tenant on account of Tenant’s Share of Operating Costs for such year, then Tenant shall pay Landlord the full amount of any such deficiency within thirty (30) days after receiving the Annual Adjustment Notice. If the Operating Costs Payment actually due is less than the total estimated payments made by Tenant on account of Tenant’s Share of Operating Costs for such year, then Landlord shall, at its option, credit any such excess to Rent next owing by Tenant or refund such excess to Tenant within thirty (30) days after Landlord delivers the Annual Adjustment Notice to Tenant. If there is no further installment of Rent due by Tenant, Landlord shall remit such overpayment directly to Tenant within thirty (30) days after the delivery of the Annual Adjustment Notice. The provisions of this Section 5.1 shall survive the expiration or termination of this Lease.
     Section 5.2 If the Building is not fully occupied (meaning one-hundred percent (100%) of the Rentable Area of the Building) during any full or partial year of the Term, those Operating Costs which vary with the level of occupancy shall be adjusted for such year to an amount which Landlord reasonably estimates would have been incurred had the Building been fully occupied. In no event shall Landlord collect from the tenants of the Building more than the actual Operating Costs for such year.

     Section 5.3 Tenant shall have the right upon the delivery of written notice to Landlord (“Tenant’s Review Notice”) and at reasonable times to review and audit the books and records of Landlord relating to the Operating Costs. Such review shall take place at the office of Landlord’s managing agent. Tenant must deliver Tenant’s Review Notice to Landlord within ninety (90) days after Tenant has received the Annual Adjustment Notice (or if Landlord fails to provide such Annual Adjustment Notice as provided herein, at any time during the Lease Year) and, provided Landlord has made the books and records relating to Operating Costs reasonably available to Tenant, Tenant must complete its review within one hundred fifty (150) days after receipt of such statement. If Landlord provides the Annual Adjustment Notice to Tenant and Tenant fails to deliver Tenant’s Review Notice to Landlord within ninety (90) days of receipt of such statement or if Tenant fails to perform its review and audit within one hundred fifty (150) day of receipt of such statement and provided Landlord has made the books and records relating to Operating Costs reasonably available to Tenant, it shall constitute a waiver of Tenant’s rights to contest the amount paid by Tenant pursuant to the Operating Costs Payment and the Annual Adjustment Notice for the prior year. Tenant shall pay the full amount of the Operating Costs Payment shown to be due on the Annual Adjustment Notice without delay, but by doing so shall not waive its rights to review Landlord’s books and records or to dispute the accuracy or appropriateness of any such statement or any items thereon as provided in this Section 5.3. If such review discloses a discrepancy in Landlord’s calculation of the Operating Costs, Landlord shall promptly pay to Tenant the amount of any overpayment of Operating Costs Payment or Tenant shall promptly pay to Landlord the amount of any underpayment by Tenant, as the case may be. If the discrepancy in Landlord’s calculation of the Operating Costs is in excess of 5%, then Landlord shall reimburse Tenant for the reasonable costs of such review and audit. If the discrepancy in Landlord’s calculation of the Operating Costs is less than 5%, Tenant shall pay for all costs incurred in connection with the review and audit. Tenant hereby agrees that all information disclosed in the books and records shall be kept confidential and shall not be disclosed to any other party, including, but not limited to, any other tenant in the Building. Notwithstanding the foregoing to the contrary, Tenant shall be permitted to disclose the information in Landlord’s books and records with respect to Operating Costs to Tenant’s agents, employees, accountants, attorneys, investors and other representatives who need to know such information to perform the duties for which they were employed. Tenant shall cause its agents, employees, accountants, attorneys, investors and representatives who have access to Landlord’s books and records pursuant to this Section 5.3 to keep the information disclosed therein confidential. Tenant further agrees to cause any third party engaged by Tenant to review said books and records to execute and deliver a commercially reasonable confidentiality agreement in a form reasonably acceptable to Landlord and such other party prior to its performing any such review. In addition, any accountants or other professional retained by Tenant to review Landlord’s statement pursuant to this Section 5.3 shall be subject to Landlord’s approval, not to be unreasonably withheld, and shall be paid by Tenant on a fixed hourly basis, and not on a contingency fee based upon a percentage of the recovery of any discrepancy discovered in Landlord’s statement. Landlord agrees that any independent nationally recognized public accounting firm hired by Tenant to perform such review and audit shall be acceptable to Landlord (provided such firm is retained on an hourly basis as required herein).

ARTICLE 6
SERVICES OF LANDLORD
Section 6.1 A. During the Term and subject to the other terms of this Lease, Landlord shall furnish Tenant with the following services: (a) hot and cold water in Building Standard (as defined in Exhibit D) bathrooms and chilled water in Building Standard drinking fountains and in Tenant’s kitchen or lunchroom area (in no event shall Landlord be obligated to furnish hot water to any area other than the Building Standard bathrooms); (b) electrical power from the utility supplier sufficient for Building Standard lighting and for business equipment in the Premises which consume, in the aggregate, less than six (6) watts per square foot of Rentable Area of the Premises and require a voltage of 120 volt single phase or less; (c) heating, ventilating or air-conditioning, as appropriate, to the Premises and the Common Areas of the Project, during Business Hours at such temperatures and in such amounts as customarily and seasonally provided to tenants occupying comparable space in Class A office buildings of similar age and size in the suburban Chicago area (“Class A Buildings”); (d) electric lighting for the Common Areas of the Project; (e) non-exclusive passenger elevator service for access to and from the Premises twenty-four (24) hours per day, seven (7) day per week; provided, however, that Landlord shall have the right to limit the number of (but not cease to operate all) elevators to be operated after Business Hours and on Saturdays, Sundays and Holidays; (f) janitorial cleaning services Monday through Friday, excluding Holidays; (g) non-exclusive facilities for Tenant’s loading and unloading activities during Business Hours; and (h) replacement, as necessary, of all Building Standard lamps and ballasts in Building Standard light fixtures within the Premises, with Tenant to pay for all bulbs and ballasts and to purchase such bulbs and ballasts solely from Landlord at the price generally charged by Landlord for such items from time to time, provided such price shall not exceed the price then customarily being charged by landlords of other similar buildings in the Chicago Metropolitan area. All services referred to in this Section 6.1A shall be provided by Landlord and paid for by Tenant as part of the Operating Costs Payment, other than the costs of bulbs and ballasts which are paid by Tenant directly to Landlord.
     B. If Tenant requires services in addition to those set forth above and such services are routinely supplied by Landlord to other tenants of the Building or if Tenant requires electricity, water, heating, ventilating or air conditioning at hours and days not specified in Section 6.1A above, Landlord shall provide such additional service within a reasonable time after Tenant’s written request. Tenant shall pay to Landlord the cost of such additional service, such cost to be equitably allocated among all tenants concurrently requesting such service. Tenant shall pay the charges for any additional service, including, but not limited to, hoisting services or after hours heating or air conditioning, at the same time as the installment of Base Rent with which they are billed, or if billed separately, within thirty (30) days after such billing. Tenant shall not use in the Premises any machinery or equipment which generates abnormal heat or otherwise creates unusual demands on the electrical, air-conditioning or heating, or any other system serving the Premises or the Building. Landlord’s current charge for after-hours HVAC is $55.00/hour which rate may be increased by Landlord from time to time. Other than the hourly rate charged by Landlord, Tenant shall not be required to pay any other fee in connection with after-hours HVAC service (including, but not limited to, the administrative fee described in Section 20.2 herein).
     Section 6.2 Except as provided above in Section 6.1(A), Landlord shall not be obligated to furnish utility services to the Premises. If Landlord elects not to supply utility services to the Premises but contracts with an electric service provider to supply such service, Landlord shall notify Tenant of the same and Tenant shall make all necessary arrangements with the provider or alternative utility service suppliers (“Suppliers”) selected by Landlord to service the Building, and shall be subject to the rules and regulations of such Suppliers and any municipal or other governmental authority regulating the business of providing such services. No change in Suppliers, or change in service from any Supplier, shall cause (1) any disruption in the provision of electric current, or (2) Tenant to incur any charges for such change or (3) Tenant to incur charges for electricity service which are in excess of market competitive rates. Tenant shall cooperate with Landlord and the Suppliers at all times and, as reasonably necessary, allow Landlord and the Suppliers reasonable access to the lines, feeders, risers, wiring, pipes, meters and any other machinery within the Premises. The Premises are and will continue to be separately metered for electricity.
     Section 6.3 Except as specifically provided in this Section 6.3, no change, failure, defect, unavailability, or unsuitability in the supply or character of the utility services furnished to the Premises, whether by Landlord or the Suppliers, shall constitute an actual or constructive eviction, in whole or in part or entitle Tenant to any abatement or diminution of Rent or other claim for damages, nor relieve Tenant from any of its obligations under this Lease. Should any malfunction of any systems or facilities occur within the Project or should maintenance or alterations of such systems or facilities become necessary, Landlord shall repair the same promptly and with reasonable diligence, and except as specifically provided otherwise in this Section 6.3 with respect to abatement of Rent, Tenant shall have no claim for rebate, abatement of Rent, or damages because of malfunctions or any such interruptions in service. Landlord may, at its option, make all repairs, in and about the Building and the Premises during Business Hours, so long as (except in case of an emergency) the performance of such work during Business Hours does not materially interfere with Tenant’s access to the Premises or materially interfere with Tenant’s ability to conduct its business in the Premises. If Landlord performs repairs within the Premises or in the Building during Business Hours that materially affect Tenant’s access to or ability to conduct business in the Premises and Tenant in fact ceases doing business in the Premises (or a material portion thereof) as the result of such work for a period in excess of four (4) consecutive Business Days after written notice to Landlord, Tenant shall be entitled to an equitable abatement of Rent (as to the Premises or to such material portion thereof). Notwithstanding anything contained herein to the contrary, the foregoing sentence shall not apply to Tenant’s inability to conduct business in the Premises due to (i) a fire or other casualty which shall be governed by Article 14 hereof; (ii) a condemnation which shall be governed by Article 15 hereof; or (iii) any entry and/or repair by Landlord if such entry and/or repair is necessitated by the negligence or willful misconduct of Tenant or the Tenant Parties or Landlord is exercising its rights to make repairs or perform maintenance on Tenant’s behalf as provided in Section 8.1 of this Lease. The abatement described herein shall begin on the fourth (4th) consecutive Business Day of such interference and continue until the earlier of (a) the date Landlord completes the repairs; or (b) the date Tenant actually resumes use of the Premises (or material portion thereof). Upon completion of such repairs to the Premises or the Building,

Landlord shall remove any and all construction debris and materials from the Premises and leave the Premises in a condition substantially similar to the condition that existed prior to the commencement of such repairs. In no event shall such repairs, (i) materially change the size, shape or configuration of the Premises, and/or (ii) be made within the Secured Area unless Tenant specifically requests Landlord to make repairs and/or perform maintenance in the Secured Area and has provided Landlord with access thereto (Tenant hereby releases Landlord from any obligation of Landlord specifically set forth in this Lease or implied by the terms hereof to make any repairs, provide janitorial service and/or perform any maintenance in the Secured Area unless Tenant has specifically requested that such repairs be made or that such janitorial service and/or maintenance be performed and has provided Landlord access to the Secured Area to make such repairs and/or maintenance). In no event shall the immediately preceding sentence require Landlord to make any repairs and/or perform any maintenance within the Secured Area that is not specifically required of Landlord with respect to the Premises as set forth in this Lease nor shall the immediately preceding sentence require Landlord to make such repairs and/or perform such maintenance in a manner which is not customarily done.
     Notwithstanding the foregoing, if: (i) Landlord ceases to furnish any service in the Building as a result of a condition which affects only the Building (that is, which does not affect buildings in general in the vicinity of the Building or effects more than the Building but is within the reasonable control of Landlord) and (ii) Tenant notifies Landlord of such cessation in writing within three (3) Business Days after such cessation begins and (iii) such cessation has not arisen as a result of the negligence or willful misconduct of Tenant or the Tenant Parties and (iv) as a result of such cessation, the Premises (or a material portion thereof) is rendered untenantable and Tenant in fact ceases to occupy such space in the manner used prior to such cessation, then, as Tenant’s sole and exclusive remedy for such cessation, on the fourth (4th) consecutive Business Day after the cessation (or, in the event that such cessation was caused by Force Majeure, on the tenth (10th) consecutive day after the cessation), the Rent payable hereunder shall be equitably abated based on the percentage of the Premises so rendered untenantable and in fact not used by Tenant. Such abatement shall begin on the fourth (4th) consecutive Business Day of such cessation (or, in the event that such cessation was caused by Force Majeure, on the tenth (10th) consecutive day after the cessation) and continue until the earlier of (a) the date the Premises (or such material portion thereof) becomes tenantable again by the removal of such cessation of services or (b) the date Tenant actually resumes use of such Premises (or such material portion thereof).
ARTICLE 7
ASSIGNMENT AND SUBLETTING
     Section 7.1 Tenant shall not, by operation of law or otherwise, (i) assign, pledge, encumber or otherwise transfer this Lease or any part hereof, or the interest of Tenant under this Lease, (ii) sublease all or any portion of the Premises, or (iii) allow the Premises or any part thereof to be occupied or used for any purpose by anyone other than Tenant (individually or collectively, a “Transfer”), without first obtaining in each instance the prior written consent of Landlord. Landlord’s consent shall not be unreasonably withheld or delayed.

     Section 7.2 A Transfer shall also be deemed to have occurred if (a) in a single transaction or in a series of transactions more than 49% of the economic, ownership or voting interests (whether stock, partnership interest, membership interest or otherwise) in any of (i) Tenant, or any party directly or indirectly owing or controlling Tenant, (ii) any guarantor of this Lease, or (iii) any subtenant is transferred, diluted, reduced, or otherwise affected with the result that the holder or owners as of the date of this Lease of such parties, have less than a 51% economic, ownership and voting interest in such parties, or (b) Tenant’s obligations under this Lease are taken over or assumed in consideration of Tenant leasing space in another office building. The transfer of the publicly traded outstanding capital stock of any such parties through the “over-the-counter” market or any recognized national securities exchange shall not constitute a Transfer. Notwithstanding the foregoing or anything contained herein to the contrary, a Transfer shall not be deemed to have occurred if the economic, ownership or voting interests of Triarc Companies, Inc. or any of its subsidiaries (other than Tenant) are transferred, traded or sold and/or if Tenant (including any successor tenant or any entity that controls Tenant) becomes a publicly traded company that is listed on a national stock exchange.
     Section 7.3 Notwithstanding anything to the contrary in Section 7.1 or 7.4 Tenant may, upon ten (10) days’ prior written notice to Landlord, (a) sublet all or part of the Premises, or assign this Lease, to any entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; or (b) assign this Lease to a successor corporation or other entity into which or with which Tenant is merged or consolidated or which acquired substantially all of Tenant’s assets and property (the activities described in clauses (a) and (b) are referred to herein as “Permitted Transfers” and the entities which meet the criteria set forth in this Section 7.3 are referred to herein as “Permitted Transferees”); provided that (i) such successor entity assumes all of the obligations and liabilities of Tenant and has a net worth (excluding good will) reasonably equivalent to the average net worth (excluding good will) of Tenant during the twelve (12) months preceding the date of the Permitted Transfer as determined by Landlord in accordance with generally accepted accounting principles, and (ii) Tenant shall provide in its notice to Landlord the information required in Section 7.4. For purposes hereof, “control” shall mean possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities or otherwise.
     Section 7.4 If Tenant desires to engage in a Transfer, Tenant shall give Landlord written notice no later than thirty (30) days in advance of the proposed effective date of the Transfer specifying the name and business of the proposed transferee or subtenant (the “Transferee”), the amount and location of the space (if the proposed space is to be subleased), the proposed Transferee’s financial statements, the proposed terms of the Transfer and other information as Landlord may reasonably request to evaluate the proposed Transfer. Landlord may condition its consent to any Transfer on its receipt of fifty percent (50%) of any excess Rent generated by any Transfer after deducting therefrom Tenant’s reasonable expenses incurred in connection with such Transfer, including advertising expenses, brokerage commissions, rent concessions, tenant improvement allowances, other financial concessions, and legal fees, and may, instead of granting its consent, recapture and terminate this Lease with respect to, any space that is the subject of the Transfer. Notwithstanding the foregoing, in the event Landlord exercises the foregoing recapture right, Tenant shall have the right to rescind the proposed transfer thereby invalidating such recapture by providing written notice thereof to Landlord within five (5) Business Days following its receipt of Landlord’s recapture notice. In the event that Landlord recaptures the Premises or applicable portion thereof, Landlord shall be responsible for any and all costs to fully demise such areas.
     Landlord’s refusal to consent to a Transfer shall not be considered unreasonably withheld if (a) the proposed Transferee is not financially creditworthy, is a governmental authority or agency, an organization or person enjoying sovereign or diplomatic immunity, a school or university, a call-center, a medical or dental practice, a so-called “telecommunication service provider” for housing equipment rather than general office use or is a user that will impose an excessive demand on or use of the facilities or services of the Building (except to the extent Tenant or such transferee pays for increasing the capacity of such facilities or services to the extent required in connection with such increased use and the consumption of same), is a current tenant or subtenant of the Project (unless Landlord is unable to provide such tenant or subtenant with adequate space in the Project due to lack of available space) or is a prospective tenant to whom Landlord has provided a written proposal to lease space in the Project within the last three (3) months, (b) an Event of Default by Tenant then exists under this Lease, (c) such assignment or subletting would violate the existing exclusives set forth on Exhibit P attached hereto and made a part hereof or any future exclusives granted by Landlord to bona fide third parties, provided Tenant has received written notice of same prior to the date Tenant markets all or a portion of the Premises for the proposed Transfer, or (d) any portion of the Building or Premises would likely become subject to additional or different Requirements as a consequence of the proposed assignment or subletting, (except to the extent that Tenant or such transferee pays for the costs to comply which such additional or different Requirements).
     For Transfers that are not Permitted Transfers, Landlord shall have fifteen (15) days following receipt of such notice and other information requested by Landlord to notify Tenant in writing that Landlord elects to: (i) terminate this Lease as to the space so affected as of the proposed effective date set forth in Tenant’s notice (unless Tenant rescinds its transfer notice as set forth above), in which event Tenant shall be relieved of all further obligations hereunder as to such space, except for provisions of this Lease which expressly survive the termination hereof; or (ii) permit Tenant to engage in such Transfer which permission may be conditioned on Landlord’s receipt of fifty percent (50%) of any excess rent or other consideration generated by a Transfer after deducting therefrom Tenant’s reasonable expenses incurred in connection with such Transfer, including advertising expenses, brokerage commissions, rent concessions, tenant improvement allowances, other financial concessions, and legal fees; or (iii) reasonably withhold consent to such Transfer. If Landlord fails to respond to Tenant’s request for consent to a Transfer within fifteen (15) days of receipt of all information required to be delivered by Tenant pursuant to this Section 7.4, then Tenant shall send written notice to Landlord stating that Landlord’s failure to respond within five (5) additional Business Days from the date of such second notice shall be deemed to be consent to the Transfer. If Landlord fails to respond to Tenant’s notice described in the immediately preceding sentence within five (5) Business Days of receipt thereof, Landlord shall be deemed to have elected to permit Tenant to engage in such Transfer subject to the condition that Tenant shall pay Landlord 50% of any excess rent and other consideration as set forth in (ii) above.
     Tenant shall deliver to Landlord copies of all documents executed in connection with any permitted Transfer, which documents shall be in form and substance reasonably satisfactory to Landlord and which shall require any Transferee to assume performance of all terms of this

Lease. Any sublease shall be in form and substance acceptable to Landlord and shall contain the agreement of such subtenant to attorn to Landlord, at Landlord’s option and written request, in the event this Lease terminates before the expiration of the sublease.
     No Transfer shall relieve Tenant from any covenant, liability or obligation hereunder (whether past, present or future) and Tenant shall remain liable under this Lease as a principal and not as a surety; provided, however, in the case of an assignment of this Lease, if the transferee has a net income of at least $15,000,000.00 (after debt service payments but without deduction therefrom for rental expenses due under this Lease) and has provided reasonable evidence of same to Landlord and such transferee has assumed all of the liability and obligations under this Lease as of the date of the Transfer, then Tenant shall be released from all liability arising under this Lease from and after the date of such Transfer. If requested in writing by Tenant, Landlord shall provide written acknowledgement of such release to Tenant. Landlord’s consent to a Transfer shall not be deemed a consent to any subsequent Transfer. No acceptance by Landlord of any Rent or any other sum of money from any Transferee shall be deemed to constitute Landlord’s consent to any Transfer. Any attempted Transfer by Tenant in violation of this Article 7 shall be void. Tenant shall pay to Landlord, as Additional Rent, reasonable and customary legal fees, a reasonable administrative fee and any other reasonable costs incurred by Landlord in connection with any proposed Transfer (including a Permitted Transfer) requested or made. Notwithstanding the foregoing to the contrary, the administrative fee charged by Landlord in connection with Landlord’s review of a proposed Transfer shall not exceed (i) $2,000.00 during Lease Years 1 through 5; (ii) $3,000.00 during Lease Years 6 through 10; and (iii) $4,000.00 during Lease Years 11 through 15.
     Section 7.5 Tenant acknowledges that this Lease is a lease of nonresidential real property and therefore Tenant, as the debtor in possession, or the trustee for Tenant (collectively the “Trustee”) in any proceeding under Title 11 of the United State Bankruptcy Code relating to Bankruptcy, as amended (the “Bankruptcy Code”), shall not seek or request any extension of time to assume or reject this Lease or to perform any obligations of this Lease which arise from or after the order of relief.
ARTICLE 8
REPAIRS
     Section 8.1 Tenant shall keep the Premises (including the Leasehold Improvements and any Alterations) in good order and in a safe, neat and clean condition. If Tenant fails to promptly commence and diligently pursue the performance of such maintenance or the making of such repairs or replacements, then Landlord may, at its option, perform such maintenance or make such repairs and Tenant shall pay as Additional Rent to Landlord, on demand, the cost thereof. All maintenance and repairs made by Tenant shall be performed in a good and workmanlike manner and in accordance with the alteration provisions of Article 9.
     Section 8.2 Subject to the provisions of Article 14 and Article 15, Landlord shall keep the Building, Central building systems and the Common Areas in good order and in a safe, neat and clean condition. Without limiting the foregoing, Landlord shall maintain and make all necessary repairs to the foundations, roof, exterior walls and structural elements of the Building, the electrical, plumbing, heating, ventilation and air-conditioning systems comprising the Central systems of the Building and the Common Areas of the Building, and the costs of such maintenance and repair shall be included in Operating Costs (subject to limitations set forth in the definition of Operating Costs). Landlord represents and warrants that, to Landlord’s actual knowledge, the Building (excluding the improvements which currently exist within the Premises) and the Central systems which service the Premises are in compliance with all applicable Requirements as of the date of execution of this Lease. Landlord shall make any and all repairs, replacements and improvements required due to a breach of the foregoing representation and warranty, the cost of which shall not be included in Operating Costs. Landlord shall indemnify, defend and hold Tenant harmless from the actual damages suffered by Tenant (other than consequential damages) arising from or attributable to the breach by Landlord of the foregoing representation and warranty contained in this Section 8.2.
ARTICLE 9
ALTERATIONS
     Section 9.1 Tenant shall not make any alterations, improvements, additions or repairs (including without limitation, Major Alterations and Specialty Alterations, collectively “Alterations”) to the Premises without first obtaining Landlord’s written consent thereto, which consent shall not be unreasonably withheld or delayed; provided, however, (1) that Landlord may withhold its consent in its sole discretion to any Alterations which (a) are visible from the exterior of the Building or the Project, (b) may affect the Central systems or any structural components of the Building, or (c) are prohibited by any Requirements (individually and collectively, a “Major Alteration”) and (2) Landlord’s consent is not required for Permitted Alterations. As used herein, “Permitted Alterations” means Alterations (a) that are neither Major Alterations nor Specialty Alterations, (b) that cost less than Two Dollars ($2.00) per square foot of the Rentable Area of the Premises for each project (and Three Dollars ($3.00) per square foot of the Rentable Area of the Premises in the aggregate for any twelve (12) month period) and (c) that are cosmetic in nature. Tenant may perform Permitted Alterations so long as Tenant informs Landlord in reasonable detail of the nature of the Permitted Alteration and otherwise complies with the provisions of this Article 9. Landlord may elect, in its sole discretion, to perform any Major Alteration or Specialty Alteration which affect the Central systems, the Common Areas or the exterior of the Building.
     Section 9.2 Prior to commencing any Alteration, Tenant shall submit detailed plans and specifications for Landlord’s review and approval. Landlord shall notify Tenant of its approval or disapproval of such plans and specification and the work described therein within ten (10) Business Days of receipt thereof. Landlord shall state in writing and in reasonable detail any objection to such Alteration. Tenant may revise its plans and specifications to incorporate such comments and, if Tenant does so, it may again request Landlord’s consent pursuant to the process described above. Neither approval of the plans and specifications nor supervision of the Alteration by Landlord shall constitute a representation or warranty by Landlord as to the accuracy, adequacy, sufficiency or propriety of such plans and specifications or the quality of workmanship or the compliance of such Alteration with Requirements. If Tenant desires to revise any plans and specifications after obtaining Landlord’s approval thereof, Tenant shall re-submit such plans and specifications to Landlord for its approval as provided above.

     Section 9.3 All Alterations shall (a) be performed by union labor; (b) not adversely affect the safety of the Project, the Building or the Premises or the Central systems; (c) comply with all applicable Requirements; (d) not result in any usage in excess of Building Standard capacity for water, electricity, gas, or other utilities or of heating, ventilating or air-conditioning (either during or after such Alteration); (e) be completed promptly and in a good and workmanlike manner and in accordance with the plans and specifications approved by Landlord; (f) not disturb Landlord or other tenants in the Building; (g) be performed at Tenant’s sole cost and expense; and (h) be performed pursuant to all required building and construction permits; and (i) be performed by contractors and subcontractors reasonably approved by Landlord prior to the commencement of such work. After completion of any Alterations, Tenant will deliver to Landlord (1) if applicable, a copy of “as built” plans and specifications depicting and describing such Alterations and (2) final sworn owners and contractors’ statements and full and final waivers of lien covering all labor and materials included in such Alteration. During the performance of any Alterations, Tenant shall maintain, and shall cause its contractors to maintain, the insurance coverage described in Section 13.1A(e).
     Section 9.4 Each Alteration and the Leasehold Improvements made by Tenant in or upon the Premises (excepting only Tenant’s personal property, furniture, equipment and trade fixtures hereinafter referred to as “Tenant’s Property”), whether temporary or permanent in character, shall become Landlord’s property upon its attachment to the Premises and shall remain upon the Premises at the expiration or termination of this Lease without compensation to Tenant; provided, however, upon the expiration or earlier termination of the Term: (i) Landlord shall have the right to require Tenant to remove any Alteration made to the Premises (other than the Leasehold Improvements) if Landlord informs Tenant in writing at the time Landlord consents to any Alteration that Landlord shall require removal of such Alteration at the expiration or termination of this Lease. (If Landlord fails to notify Tenant in writing that an Alteration must be removed at the expiration or earlier termination of the Lease, then Landlord shall be deemed to have waived its right to require such removal); (ii) Tenant shall remove (with no further notice to Tenant required with respect thereto) all telephone and telecommunications wiring and cabling installed in the Premises whether installed as part of the Leasehold Improvements or as part of any Alterations) and all bathrooms, showers and locker rooms and related fixtures in any fitness center located in the Premises; and (iii) if Tenant failed to obtain Landlord’s prior consent to any Alteration which consent is required pursuant to Section 9.1 above, Landlord may require Tenant to remove such Alteration if Landlord informs Tenant in writing that Landlord requires such removal at any time prior to the expiration or earlier termination of the Term. Tenant shall, at its cost and expense, remove all Premises Improvements specifically required to be removed by Tenant under this Lease and all of Tenant’s Property and repair any and all damage to the Premises and the Building caused by such removal on or before the expiration or termination of this Lease. In no event (including in the event of a termination of this Lease by Tenant pursuant to Article 25 herein) shall Tenant be required to remove any improvements, Alterations or Specialty Alterations that exist within the Premises as of the date of execution of this Lease. The provisions of this Section 9.4 shall survive the expiration or any earlier termination of this Lease. In addition to the removal obligations set forth herein, Tenant shall also be subject to (i) the removal obligations set forth in Article 25 of this Lease if Tenant exercises its right to cancel the Lease provided therein; and (ii) the additional removal obligations set forth in Articles 26, 27 and 28.

ARTICLE 10
LIENS
     Tenant shall keep the Project free from any liens arising from any work performed, materials furnished, or obligations incurred by, or on behalf of Tenant. If any lien is filed, such lien shall encumber only Tenant’s interest in the Leasehold Improvements and Alterations on the Premises. Within ten (10) days after the filing of any such lien, Tenant shall notify Landlord of such lien. Tenant shall, within twenty five (25) days of the filing of such lien, either (i) discharge and cancel such lien of record, (ii) contest the same with diligence, in good faith and in accordance with applicable Requirements and post a bond sufficient under the laws of the State of Illinois to cover the amount of the lien claim plus any penalties, interest, attorneys’ fees, court costs, and other legal expenses in connection with such lien, or (iii) contest the same with diligence, in good standing and in accordance with applicable Requirements and obtain a title insurance endorsement for the Project insuring over the lien (together with the costs of defense) in a form and from a title insurance company acceptable to Landlord. If Tenant fails to timely satisfy its obligations set forth in the previous sentence, Landlord may, upon five (5) days prior notice to Tenant, pay the full amount of such lien without inquiry into the validity thereof, and Tenant shall reimburse Landlord within ten (10) days after notice to Tenant, as Additional Rent, for all amounts so paid by Landlord, including expenses and attorneys’ fees, together with interest thereon until paid at the Interest Rate.
ARTICLE 11
USE AND COMPLIANCE; HAZARDOUS SUBSTANCES
     Section 11.1 The Premises shall be used only for Tenant’s Permitted Use and for no other purposes whatsoever.
     Section 11.2 Tenant shall, at Tenant’s sole expense, comply with all Requirements applicable to Tenant or the Premises and the use thereof and indemnify and hold Landlord and the Landlord Parties harmless from any losses, damages, costs, claims or expenses including all attorneys’ fees and consultant fees (collectively, “Claims”) which the Landlord Parties incur or suffer by reason of Tenant’s failure to comply with such Requirements applicable to Tenant or the Premises. If Tenant receives written notice from any governmental agency of any violation of any Requirements, Tenant shall promptly notify Landlord in writing of such alleged violation and furnish Landlord with a copy of such notice. Tenant shall comply with all requirements, rules, orders, codes and regulations of any board of insurance regulators or underwriters with respect to Tenant’s use and occupancy of the Premises.
     Section 11.3 Except for de minimis amounts of Hazardous Substances (as hereinafter defined) which are a part of or contained in customary office supplies and/or equipment, and then only if used, stored and disposed of in accordance with the manufacturer’s instructions and all applicable Requirements, Tenant shall not, nor shall Tenant permit the Tenant Parties or any other party to, use, store, generate, treat, release or dispose of any Hazardous Substance at or on the Project. Tenant shall indemnify, defend and hold the Landlord Parties harmless from all Claims arising from or attributable to any breach by Tenant of the covenants contained in this

Section 11.3, as well as the use of any Hazardous Substances as permitted by this Section 11.3. Tenant’s indemnification obligations under this Section 11.3 shall survive the termination or expiration of this Lease.
     Section 11.4 Tenant shall observe and comply with the Rules and Regulations and shall use reasonable business efforts to make the Tenant Parties observe and comply with the Rules and Regulations. Landlord shall at all times have the right to make reasonable changes and additions to such Rules and Regulations provided Landlord delivers written notice of such changes and additions to Tenant. Any failure by Landlord to enforce any of the Rules and Regulations now or hereafter in effect, either against Tenant or any other tenant in the Building, shall not constitute a waiver of any such Rules and Regulations. Landlord shall not be liable to Tenant for the failure or refusal by any other tenant, guest, invitee, visitor, or occupant of the Building to comply with any of the Rules and Regulations; provided, however, Landlord agrees to use commercially reasonable efforts to cause all tenants at the Building to abide by the Rules and Regulations. In the event of a conflict between the Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall prevail.
     Section 11.5 Landlord represents and warrants that, to Landlord’s actual knowledge, the Project is in compliance with all Requirements including those regulating and/or relating to Hazardous Substances as of the date of this Lease. Landlord shall indemnify, defend and hold Tenant harmless from the actual damages suffered by Tenant (other than consequential damages) arising from or attributable to the breach by Landlord of the foregoing representation and warranty contained in this Section 11.5, as well as any Claims arising out of the use of any Hazardous Substances in the Project by Landlord or the Landlord Parties. Landlord’s indemnification obligations under this Section 11.5 shall survive the termination or expiration of this Lease.
ARTICLE 12
DEFAULT AND REMEDIES
     Section 12.1 The occurrence of any one or more of the following events shall constitute an “Event of Default” under this Lease: (a) Tenant fails to pay any Rent hereunder as and when such Rent becomes due and such failure shall continue for more than five (5) Business Days after the date due; (b) Tenant fails to take possession of the Premises for the performance of the Leasehold Improvements within four (4) months after the execution of this Lease and the delivery of possession of the Premises to Tenant; (c) Tenant permits to be done anything which creates a lien upon the Premises and fails to satisfy its obligations as and when required by Article 10; (d) Tenant violates the provisions of Article 7 by making an unpermitted Transfer; (e) Tenant fails to maintain in force all policies of insurance required by this Lease and such failure shall continue beyond the earlier to occur of (i) the lapse of such policy and (ii) ten (10) days after Landlord gives Tenant notice of such failure; (f) any petition is filed by or against Tenant under any present or future section or chapter of the Bankruptcy Code, or under any similar law or statute of the United States or any state thereof (which, in the case of an involuntary proceeding, is not permanently discharged, dismissed, stayed, or vacated, as the case may be, within ninety (90) days of commencement), or if any order for relief shall be entered against Tenant or any guarantor of this Lease in any such proceedings; (g) Tenant becomes insolvent or makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors; (h) a receiver, custodian, or trustee is appointed for the Premises or for all or substantially all of the assets of Tenant or of any guarantor of this Lease, which appointment is not vacated within ninety (90) days following the date of such appointment; (i) Tenant fails to originally post the Security Deposit as required pursuant to Article 19 hereof within twenty (20) Business Days after the full execution and delivery of this Lease or thereafter restore the Security Deposit as required pursuant to Article 19 hereof within five (5) Business Days after receipt of written notice from Landlord; or (j) Tenant fails to perform or observe any other terms of this Lease (other than those specified above in this Section 12.1) and such failure continues for more than thirty (30) days after Landlord gives Tenant written notice of such failure in the case of a non-emergency, or immediately in the case of an emergency, or, if such non-emergency failure cannot be corrected within such thirty (30) day period, if Tenant does not commence to correct such failure within said thirty (30) day period and thereafter diligently prosecute the correction of same to completion within an additional period of time reasonably necessary to correct such failure, but not to exceed an additional ninety (90) days.
     Section 12.2 During the continuance of any Event of Default, Landlord may pursue at its option any one or more of the following without further notice or demand to Tenant, Tenant hereby expressly waiving the requirement of service of any statutory notice or demand as a condition precedent to Landlord’s exercising any of the following rights:
     A. Terminate this Lease and Tenant shall pay to Landlord, upon demand, an accelerated lump sum amount equal to the amount, if any, by which Landlord’s commercially reasonable estimate of the aggregate amount of Base Rent and Tenant’s Operating Costs Payment owing from the date of such termination through the scheduled expiration date of the Term, plus Landlord’s commercially reasonable estimate of the aggregate expenses of reletting the Premises (which expenses shall include, without limitation, brokerage fees, leasing commissions, legal fees and tenant concessions incurred or estimated to be incurred by Landlord and costs of removing and storing Tenant’s or any other occupants’ property, repairing, altering, remodeling or otherwise putting the Premises into condition acceptable to a new tenant or tenants, and all reasonable expenses incurred by Landlord in pursuing its remedies, including reasonable attorneys’ fees and court costs [collectively, “Reletting Costs"]), exceeds Landlord’s commercially reasonable estimate of the fair rental value of the Premises for the same period (after giving effect to the time needed to relet the Premises) both discounted to present value at the rate at which U.S. Treasuries are then yielding for a term closest to the scheduled expiration date of the Term; or
     B. Terminate Tenant’s right of possession of the Premises without termination of this Lease, re-enter the Premises by summary proceedings or otherwise, expel Tenant and remove all property therefrom, using commercially reasonable efforts to relet the Premises at market rent and receive the rent therefrom, provided, however, Tenant shall not be entitled to receive any such rent and shall remain liable for the equivalent of the amount of all Rent reserved herein less the avails of reletting, if any, after deducting therefrom the Reletting Costs. Any and all monthly deficiencies so payable by Tenant pursuant to this clause shall be paid monthly on the date herein provided for the payment of Base Rent. (Notwithstanding anything contained herein to the contrary, the parties agree that using commercially reasonable efforts to relet the Premises shall not require Landlord to (i) relet the Premises in preference to any other space in the Building; (ii) relet the Premises to any party or entity that Landlord could reasonably reject as an assignee or sublessee pursuant to Article 7 hereof; or (iii) offer rent, length of terms or other terms for the Premises which would be less favorable to Landlord than what is being offered for comparable space in the Building. The parties further agree that the immediately preceding sentence sets forth only examples of circumstances when Landlord will not be deemed to have failed to use reasonable efforts to relet the Premises and is not intended to be an exhaustive list of all such situations.); or
     C. Apply against any amounts owed by Landlord to Tenant, any amounts then due and payable by Tenant to Landlord; or
     D. At its option, but without any obligation, perform any obligation of Tenant under this Lease and, if Landlord so elects, all costs and expenses incurred by Landlord in performing such obligations, together with interest thereon at the Interest Rate from the date incurred until paid in full, shall be reimbursed by Tenant to Landlord on demand and shall be considered Rent for purposes of this Lease; or
     E. Re-enter, seize and take possession of Tenant’s Property located at the Premises, all of which shall be deemed abandoned by Tenant and to sell such property at public or private sale or otherwise discard or dispose of such property, without being liable for prosecution or any claim for damages thereof. Landlord shall apply the amounts received from the sale of Tenant’s Property against amounts due Landlord by Tenant hereunder (after deducting therefrom Landlord’s expenses incurred in connection with the storage and sale of such items); or
     F. Immediately cease providing Tenant with any additional services that are provided pursuant to Section 6.1B hereof.
     Section 12.3 No agreement to accept a surrender of the Premises and no act or omission by Landlord or Landlord’s agents during the Term shall constitute an acceptance or surrender of the Premises unless made in writing and signed by Landlord. No re-entry or taking possession of the Premises by Landlord shall constitute an election by Landlord to terminate this Lease unless a written notice of such intention is given to Tenant. Except as specifically provided above with respect to Landlord’s obligation to use commercially reasonable efforts to relet the Premises, no provision of this Lease shall be construed as an obligation upon Landlord to mitigate Landlord’s damages under the Lease, except to the extent required by applicable Requirements.
     Section 12.4 No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing and signed by Landlord. Landlord’s acceptance of Rent following an Event of Default hereunder shall not be construed as a waiver of such Event of Default. No custom or practice between the parties in connection with the terms of this Lease shall be construed to waive or lessen Landlord’s right to insist upon strict performance of the terms of this Lease, without a written notice thereof to Tenant from Landlord.

     Section 12.5 The rights granted to Landlord in this Article 12 shall be cumulative of every other right or remedy provided in this Lease or which Landlord may otherwise have at law or in equity or by statute, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies or constitute a forfeiture or waiver of Rent or damages accruing to Landlord by reason of any Event of Default under this Lease. Tenant agrees to pay to Landlord all costs and expenses incurred by Landlord in connection with an Event of Default and the enforcement of this Lease, including all attorneys’ fees incurred in connection with the collection of any sums due hereunder or the enforcement of any right or remedy of Landlord.
ARTICLE 13
INSURANCE
Section 13.1 A. Tenant shall obtain and keep in force during the Term the following insurance: (a) “All Risk” insurance insuring the Leasehold Improvements, all Alterations and any other improvements existing in the Premises (collectively, with all Alterations and the Leasehold Improvements the “Premises Improvements”), Tenant’s interest in the Premises and all Tenant’s Property in an amount equal to the full replacement value; (b) Business Interruption Insurance in an amount, when combined with the extra expense coverage set forth below, is sufficient to reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against under Section 13.1A(a) or attributable to the prevention of access to the Premises by civil authority, and sufficient to reimburse Tenant for Rent for a period of at least six (6) months in the event of a casualty to, or temporary taking of, the Building or the Premises; (c) Commercial General Public Liability insurance including personal injury, bodily injury, broad form property damage, products and completed operations liability, contractual liability, coverage to include contractors and subcontractors performing any work at the Building, with a cross liability clause and a severability of interests clause, in limits not less than $5,000,000.00, inclusive, per occurrence (with extra expense coverage of at least $1,000,000.00 which when combined with the Business Interruption Insurance set forth above, is sufficient to reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against under Section 13.1A(a) or attributable to the prevention of access to the Premises by civil authority, and sufficient to reimburse Tenant for Rent for a period of at least six (6) months in the event of a casualty to, or temporary taking of, the Building or the Premises); (d) Workers’ Compensation, in form and amount as required by applicable Requirements, including Employer’s Liability insurance of not less than $1,000,000.00; and (e) during the time Tenant, or its contractor, performs any Alterations in the Premises, Builder’s Risk insurance on an “All Risk” basis (including collapse) on a completed value (non-reporting) form for full replacement value covering all work incorporated in the Building and all materials and equipment in or about the Premises; (f) Automobile Liability covering all owned, leased, non-owned, hired, rented or borrowed vehicles and related equipment with limits of no less than $1,000,000.00 for bodily injury and property damage combined; and (g) any other form or forms of insurance or any changes or endorsements to the insurance required herein as Landlord, or any mortgagee or lessor of Landlord, may reasonably require, from time to time, in form or in amount. For the purposes of this Section 13.1A, “non-owned” vehicles shall mean vehicles and related equipment that are not owned by Tenant, but which are used or operated in the course of Tenant’s business by Tenant or Tenant’s employees or agents under Tenant’s direction and control.
     B. All such policies of insurance shall name Tenant as the insured thereunder and (except for the insurance described in Section 13.1A(d)) shall name Landlord, the Building’s property manager and other parties identified by Landlord such as mortgagees and ground lessors (herein, such mortgages and ground lessors are collectively referred to as “Secured Parties” or individually as “Secured Party”), as additional insureds, all as their respective interests may appear. All such policies as well as the insurers and deductibles shall be subject to Landlord’s prior approval, not to be unreasonably withheld. Notwithstanding the foregoing to the contrary, Tenant (or any Permitted Transferee) need not obtain Landlord’s approval for deductibles of $100,000.00 or less for Tenant’s “All-Risk” property coverage and $50,000.00 or less for Tenant’s Commercial General Public Liability insurance provided Tenant (or the Permitted Transferee) has a net income of at least $15,000,000.00 (after debt service payments but without deduction therefrom for rental expenses due under this Lease) and has provided reasonable evidence of same to Landlord. Tenant shall deliver to Landlord certificates of the insurance required hereunder by the Commencement Date and, with respect to renewals of such policies, not later than ten (10) days prior to the end of the expiring term of coverage. All policies of insurance shall be primary and Tenant shall not carry any separate or additional insurance concurrent in form or requiring contribution in the event of any loss or damage with any insurance maintained by Landlord. All such policies and certificates shall contain an agreement by the insurers (i) that the policies will not be invalidated as they affect the interests of Landlord, the Building’s property manager and the Secured Parties by reason of any breach or violation of warranties, representations, declarations or conditions contained in the policies and (ii) that the insurers shall provide Landlord with not less than thirty (30) days prior written notice of any termination or cancellation (ten (10) days for non-payment of premium) of such policies and (iii) waiving any rights of subrogation for the insurance required hereunder (except for Automobile Liability insurance). The Tenant named in this Lease or a Permitted Transferee may self-insure any of the insurance coverage obligations hereunder so long as Tenant (or a Permitted Transferee) has provided evidence reasonably satisfactory to Landlord that Tenant (or a Permitted Transferee) has a net income of at least $15,000,000.00 (after debt service payments but without deduction therefrom for rental expenses due under this Lease). If Tenant (or a Permitted Transferee) elects to self-insure as provided herein, Tenant (or the Permitted Transferee) shall be deemed to be its own insurance carrier for purposes of this Lease and, in no less than thirty (30) days prior to the effective date of self-insurance, Tenant shall provide to Landlord a “Certificate of Insurance” evidencing such self-insurance.
     Section 13.2 Landlord shall obtain “All Risk” property insurance on the Project (exclusive of Premises Improvements and Alterations) against damages or loss in an amount equal to the full replacement value, as well as commercial general public liability insurance and such other insurance as is customarily maintained by prudent owners of Class A Buildings, all in such amounts with such deductibles and insurers as is customary for prudent owners of Class A Buildings. Landlord’s insurance policies shall contain an agreement by the insurer waiving rights of subrogation.
     Section 13.3 Tenant shall not conduct or knowingly permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of “All Risk” property insurance or other insurance on the Premises or the Building, and Tenant shall comply with all commercially reasonable requirements and regulations of Landlord’s casualty and liability insurer of which Tenant has received written notice. If any increase in the rate of property insurance or other insurance carried by Landlord occurs due to any act or omission by any Tenant Parties (as defined below), Tenant shall pay for the portion of such increase which is attributable to the acts or omissions of Tenant or the Tenant Parties as Additional Rent payable with the next monthly installment of Base Rent due under this Lease.
     Section 13.4 Landlord and Tenant, in the exercise of their commercial business judgment, acknowledge that the use of insurance is the best way to protect against the risk of loss to their respective properties and economic interests in the Project and the Premises. Accordingly, each agree that in the event of loss or damage to their respective properties or interests, such loss will be satisfied first by the insurance proceeds paid to the party suffering the loss, next such loss will be deemed satisfied by the insurance proceeds that would have been paid to the party suffering the loss had the insurance required hereunder been carried by such party, and finally, such loss will be satisfied by the party causing the loss or damage. Without limiting the waiver of subrogation required in Section 13.1B and 13.2, if and to the extent that applicable Requirements permit a full waiver of claims between landlords and tenants in leases such as this Lease, then Landlord and Tenant waive all claims against the other and the Tenant Parties and the Landlord Parties, respectively, for any loss, damage or injury, notwithstanding the negligence of either party in causing a loss or the availability of insurance proceeds.
ARTICLE 14
DAMAGE BY FIRE OR OTHER CAUSE
     Section 14.1 Except as otherwise expressly provided in this Article 14, if the Building (or any portion thereof) or the Premises is damaged or destroyed during the Term, Landlord shall diligently repair and restore the Building and, if applicable, the Premises (exclusive of the Premises Improvements and Tenant’s Property), as the case may be, as soon as reasonably possible to substantially the condition in which the Building and, if applicable, the Premises, existed immediately prior to such damage or destruction (exclusive of the Premises Improvements and Tenant’s Property). Except as otherwise expressly provided in this Article 14, if the Premises Improvements and Tenant’s Property (or any portion thereof) are damaged or destroyed during the Term, Tenant shall diligently repair or restore, in accordance with the provisions governing Alterations as set forth in Section 9, the Premises Improvements and Tenant’s Property in the Premises as soon as reasonably possible to substantially the condition in which such items existed immediately prior to such damage or destruction.

     Section 14.2 Except as provided in this Section 14.2, Landlord shall have no liability to Tenant for inconvenience, loss of business or annoyance arising from any casualty or any restoration. If the Premises (or any portion thereof) is not tenantable pending reconstruction as provided in Section 14.1, and in fact is not occupied by Tenant, Rent due and payable hereunder shall equitably abate for the portion of the Premises which is untenantable and not so occupied for the period commencing with the date of such casualty until the earlier of the date (i) that reconstruction of the Building and, if applicable, the Premises is substantially completed by Landlord to the extent required to be completed by Landlord as provided in Section 14.1 and the restoration of the Premises Improvements in the Premises has been substantially completed by Tenant (provided, however, in no event shall Tenant be entitled to more than six (6) months from the date Landlord substantially completes the repairs to the Premises to complete the restoration of the Premises Improvements) or (ii) that Tenant resumes the conduct of its business from such portion of the Premises.
     Section 14.3 If there is damage or destruction to the Building (whether or not such damage affects the Premises) or to the Premises, to the extent that Landlord reasonably determines that the Building or the Premises (exclusive of the Premises Improvements and Tenant’s Property), as the case may be, cannot be fully repaired or restored within (i) one hundred eighty (180) days from the date of the casualty and occurs at any time during the Term or (ii) if the casualty occurs during the last Lease Year of the Term, then, Landlord and (solely in the event that a material portion of the Premises is damaged or access to the Premises is materially damaged or destroyed and Landlord has not provided substitute access to the Premises which is reasonably acceptable to Tenant) Tenant shall have the option, upon written notice delivered to the other party within fifteen (15) days of Tenant’s receipt of Landlord’s written notice of the length of such restoration (such notice to be provided within sixty (60) days of such casualty), to terminate this Lease. It shall be deemed to be a casualty of a “material portion of the Premises” if (i) any portion of the Secured Area is destroyed or damaged and, as a result thereof, Tenant is unable to operate the functions performed in the Secured Area from the Secured Area or elsewhere in the Premises and Tenant is unable to perform such functions from a remote location at no material additional cost to Tenant; or (ii) a material portion of the parking provided to Tenant hereunder is destroyed and Landlord has not provided reasonable substitute parking to Tenant at no additional actual out-of-pocket cost to Tenant. If the restoration to the Project is prohibited by any Requirements or prohibited by any future or existing mortgage or deed to secure debt made for the benefit of a third party institutional lender or other matter of record which is made for the benefit of a third party (hereafter, “Encumbrances”) then, Tenant or Landlord may elect to terminate this Lease upon giving written notice of such election to the other within sixty (60) days after the date of such casualty. If the insurance proceeds are insufficient or otherwise not available (unless such insufficiency or unavailability is due to Landlord’s failure to maintain the insurance required hereunder), then Landlord may elect to terminate this Lease upon giving written notice of such election to Tenant within sixty (60) days after such casualty. In addition to the foregoing, if the insurance proceeds are insufficient or otherwise not available, then Tenant may elect to terminate this Lease upon giving written notice of such election to Landlord within sixty (60) days after such casualty; provided, however, if, upon thirty (30) days after receipt of Tenant’s termination notice, Landlord informs Tenant in writing that Landlord will use other funds for the restoration of the Project, then Tenant’s termination of the Lease shall be of no force and effect. Landlord and Tenant hereby agree that Landlord shall be deemed to have delivered “reasonable substitute parking” to Tenant (as such phrase is used throughout this Lease) if such parking is located within the following boundaries: Oakton Avenue on the north to Lawrence Avenue on the south and Cumberland Avenue on the east to Manheim Road on the west.
     Section 14.4 In the event of termination of this Lease pursuant to this Article 14, then (1) all Rent shall be apportioned and paid to the later of the date on which possession is relinquished or the date of such damage, (2) Tenant shall immediately vacate the Premises as required herein and (3) Tenant shall pay to Landlord that amount of Tenant’s insurance proceeds that Tenant receives (or the amount which would have been received by Tenant if Tenant was carrying the insurance required by this Lease) that is attributable to the Premises Improvements. Tenant shall be permitted to any portion of the insurance proceeds received by Tenant which covers Tenant’s Property. Landlord acknowledges that the award received by Tenant may be limited to the cash value of the Premises Improvements as of the date of the casualty; provided, however, if the award received by Tenant covers the replacement value of the such items, Landlord shall be entitled to same. Tenant’s obligations under this Section 14.4 shall survive the termination of this Lease. If neither Landlord nor Tenant timely elects to terminate this Lease, this Lease shall remain in full force and effect and the Building and Premises shall be diligently repaired and restored in accordance with Section 14.1. Notwithstanding the foregoing to the contrary, if the Building and, if applicable, the Premises are not repaired and restored within the number of days equal to one hundred twenty five percent (125%) of the number of days specified in the notice for completion of the repair and restoration of the Building given by Landlord to Tenant, then either party (but as to Landlord, only if Landlord has diligently commenced and pursued such repair and restoration) may terminate this Lease, effective as of the date of such fire or other casualty, by written notice to the other party delivered not later than thirty (30) days after the expiration of said period; provided, however, if Landlord completes the restoration and repair within said thirty (30) day period, then Tenant’s termination of the Lease shall be of no force and effect.
ARTICLE 15
CONDEMNATION
     Section 15.1 If the whole or substantially the whole of the Building or the whole or substantially the whole of the Premises are taken or condemned by eminent domain or by any conveyance in lieu thereof (such taking, condemnation or conveyance in lieu thereof being hereinafter referred to as “condemnation”), the Term shall cease and this Lease shall terminate on the date the condemning authority takes possession.
     Section 15.2 If any portion of the Building or Common Areas shall be taken by condemnation (whether or not such taking includes any portion of the Premises), which taking, in Landlord’s reasonable judgment, is such that the Building or Common Areas cannot be restored in an economically feasible manner for use substantially as originally designed, then Landlord shall have the right, at Landlord’s option, to terminate this Lease, effective as of the date specified by Landlord in a written notice of termination from Landlord to Tenant provided such date is no later than the date the condemning authority takes possession of the Premises and no earlier than sixty (60) days after receipt of notice by Landlord of such condemnation (provided Landlord is given at least sixty (60) days notice by the condemning authority to vacate the Premises and provided further that Landlord provides notice to Tenant within five (5) Business Days of Landlord’s receipt of written notice from the condemning authority). If any portion of the Project other than the Building is taken by condemnation, this Lease shall remain in full force and effect unless terminated by Landlord pursuant to the other provisions of this Article 15.
     Section 15.3 If any portion of the Premises shall be taken by condemnation which, in Tenant’s reasonable judgment, makes the remainder of the Premises not useable for Tenant’s purposes, then Tenant shall have the right, at Tenant’s option, to terminate this Lease, effective as of the date the condemning authority takes possession. If Tenant does not exercise its right to terminate under this Section 15.3 and Landlord does not exercise its right to terminate under Section 15.2 above, this Lease shall remain in full force and effect as to the remainder of the Premises. If this Lease is not terminated pursuant to the provisions of this Article 15, then the Rent due and payable hereunder shall equitably abate for the portion of the Premises which is permanently condemned and not occupied for the period commencing with the earlier of the date such portion of the Premises is given to the condemning authority or is separately demised in anticipation thereof.
     Section 15.4 If this Lease terminates pursuant to the provisions of Article 15, the Rent shall be apportioned as of such date of termination; provided, however, that those provisions of this Lease which are designated to cover matters of termination and the period thereafter shall survive the termination hereof.
     Section 15.5 All compensation awarded or paid upon a condemnation of any portion of the Project shall belong to and be the property of Landlord without participation by Tenant. Nothing herein shall be construed, however, to preclude Tenant from prosecuting any claim directly against the condemning authority for loss of business, loss of good will, moving expenses, damage to, and cost of removal of, trade fixtures, furniture and other personal property belonging to Tenant that shall not diminish or adversely affect any award claimed or received by Landlord.
ARTICLE 16
INDEMNIFICATION
     Section 16.1 Tenant shall indemnify and save Landlord, the Secured Parties and the Landlord Parties harmless from and against all Claims brought by third parties and that arise from Tenant’s or its subtenant’s, assignee’s, agent’s, licensee’s, contractor’s, subcontractor’s, officer’s, director’s, partner’s or employee’s (herein, Tenant and such other parties are collectively referred to as the “Tenant Parties”) use and occupancy of the Premises and the Project or from any other activity, omission, work or thing done, permitted or suffered by Tenant or the Tenant Parties in or about the Premises and the Project. If any such proceeding is filed by a third party against Landlord or any such indemnified party, Tenant agrees to defend Landlord or such party in such proceeding at Tenant’s sole cost by legal counsel reasonably satisfactory to Landlord and such indemnified party, if requested by Landlord. In no event shall Tenant be obligated to indemnify Landlord or any of the other parties identified above for any willful or negligent act or omission of Landlord or such other party.

     Section 16.2 Landlord shall indemnify and save Tenant and the Tenant Parties harmless from and against all Claims brought by third parties and that arise from Landlord’s or its agent’s, assignee’s, licensee’s, contractor’s, subcontractor’s, officer’s, director’s, partner’s or employee’s (herein, Landlord and such other parties are collectively referred to as the “Landlord Parties”) use and occupancy of the Premises and the Project or from any other activity, omission, work, or thing done, permitted or suffered by Landlord or Landlord Parties in or about the Premises and the Project. If any such proceeding is filed by a third party against Tenant or any such indemnified party, Landlord agrees to defend Tenant or such party in such proceeding at Landlord’s sole cost by legal counsel reasonably satisfactory to Tenant and such indemnified party, if requested by Tenant. In no event shall Landlord be obligated to indemnify Tenant or any of the other parties identified above for any willful or negligent act or omission of Tenant or such other party.
     Section 16.3 The provisions of this Article 16 shall survive the expiration or termination of this Lease with respect to any Claims asserted against Landlord or Tenant within any applicable statute of limitations.
ARTICLE 17
SUBORDINATION
     Section 17.1 This Lease shall be subordinate to the present mortgage encumbering the Project, and any amendments thereto; provided, however, such subordination shall be conditioned upon the full execution and delivery of the SNDA described herein. Simultaneously with the execution of this Lease, Landlord and Tenant shall execute a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit K and made a part hereof (the “SNDA”). Within sixty (60) days from the date Landlord and Tenant have executed the SNDA, Landlord shall cause the existing mortgagee as of the date of this Lease to execute and deliver the SNDA to Tenant. Unless elected otherwise by the ground lessor or Secured Party, as the case may be, this Lease shall also be subordinate to any future ground leases or mortgages respecting the Project, and any amendments thereto provided a subordination, non-disturbance and attornment agreement substantially in the form set forth on Exhibit K (or on such other form which is reasonably acceptable to Tenant) is executed by Landlord, Tenant and such ground lessor or Secured Party. Within ten (10) Business Days of request therefore by Landlord or any ground lessor or Secured Party, Tenant shall execute and deliver the subordination, non-disturbance and attornment agreement to Landlord and the ground lessor or Secured Party. Tenant shall be responsible for all costs imposed by any such ground lessor or Secured Party and incurred by Landlord in connection with the preparation, negotiation and execution of the SNDA or any subordination, non-disturbance and attornment agreement required by a future ground lessor or Secured Party.
     If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given, then, subject to the terms of the SNDA, Tenant shall attorn to such Secured Party, ground lessor or purchaser at such foreclosure sale and this Lease shall continue in effect as a direct lease between Tenant and such Secured Party or purchaser. The ground lessor or Secured Party or purchaser shall not be (a) liable for any act or omission of any prior landlord (including Landlord); (b) obligated to cure any defaults of any prior landlord (including Landlord) which occurred prior to the time that Lender or such other purchaser succeeded to the interest of such prior landlord under the Lease; provided, however, if such defaults are on-going and continue after Lender has accepted title to the Premises and has received notice of such defaults, then Lender shall be responsible for curing the portion of the default which continues after the date Lender or such other purchaser succeeded to the interest of such prior landlord under the Lease and; (c) subject to any offsets or defenses which Tenant may be entitled to assert against any prior landlord (including Landlord); provided, however, if such right of offset or defense arises from a default which is on-going and continues after Lender has accepted title to the Premises and has received notice of such default, then Lender shall be subject to any offsets or defenses which Tenant may be entitled to assert in connection with the portion of the default which continues after the date Lender or such other purchaser succeeded to the interest of such prior landlord under the Lease; (d) bound by any payment of rent or additional rent by Tenant to any prior landlord (including Landlord) for more than one month in advance except for estimates for Tenant’s share of Operating Costs; or (e) bound by any amendment or modification of the Lease made without the written consent of Lender or such other purchaser which consent shall not be unreasonably withheld or delayed.
     Section 17.2 Any ground lessor, Secured Party or purchaser shall be responsible for the return of any Rent (except for payments of Tenant’s Share of Operating Costs) voluntarily paid more than thirty (30) days in advance by Tenant only to the extent such Rent is received by or credited to such ground lessor, Secured Party or purchaser.
     Section 17.3 No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant’s obligations hereunder or to terminate this Lease, shall result in a release of such obligations or a termination of this Lease unless (a) Tenant has given notice by registered or certified mail (or by a nationally recognized air express courier) to any Secured Party whose address shall have been furnished to Tenant, and (b) Tenant offers such Secured Party an opportunity to cure such default during the period of time during which the Landlord would be permitted to cure such default, but in any event such Secured Party shall have a period of thirty (30) days after such Secured Party has received notice of the default; provided, however, that in the event the Secured Party is unable to cure the default by exercise of reasonable diligence within such 30-day period and provided the Secured Party has diligently commenced and is diligently pursuing a cure, the Secured Party shall have such additional period of time as may be reasonably required to remedy such default not to exceed one hundred eighty (180) days after the receipt of notice of such default.
ARTICLE 18
SURRENDER OF THE PREMISES AND HOLDOVER
     Upon the Expiration Date or earlier termination of this Lease, or upon any re-entry of the Premises by Landlord without terminating this Lease pursuant to Section 12.2(B), Tenant, at Tenant’s sole cost and expense, shall peacefully vacate and surrender the Premises to Landlord in the same condition as existed immediately prior to termination (subject to Tenant’s obligations to remove certain Alterations and/or Leasehold Improvements pursuant to and in accordance with

Section 9.4 and in Articles 25, 26, 27 and 28 of this Lease), reasonable use, wear and tear thereof and repairs which are Landlord’s obligations under Articles 8, 14 and 15 only excepted. Upon Tenant’s surrender of the Premises, Tenant shall comply with Section 9.4 relating to removal and restoration as well as remove all Tenant’s Property and any Premises Improvements which are required to be removed pursuant to Section 9.4 (and repair any and all damage to the Premises and the Building as a result of such removal) and turn over all keys for the Premises to Landlord. Tenant shall remove all debris from the Premises upon such surrender. If Tenant made any Alterations to the Premises that are not Permitted Alterations without Landlord’s prior consent, Landlord shall be entitled to require Tenant to remove same upon Tenant’s surrender of the Premises. Should Tenant continue to hold the Premises after the Expiration Date or earlier termination of this Lease or Tenant’s right to possession, such holding over shall constitute and be construed as a tenancy at sufferance on the same terms hereof except (A) monthly installments of Rent shall be equal to (i) for the first thirty (30) days of any such holdover, one-hundred fifty percent (150%) of the greater of the Rent in effect as of the date of termination or the fair market rent as of the date of termination, and (ii) after the first thirty (30) days of any such holdover, two-hundred percent (200%) of the greater of the Rent in effect as of the date of termination or the fair market rent as of the date of termination and (B) Tenant shall have no right to renew this Lease or to expand the Premises or any right to additional services. Tenant shall also be liable to Landlord for any and all damages which Landlord suffers because of any holding over by Tenant. Any Tenant’s Property not removed that is required to be removed pursuant to terms of this Lease, may be removed by Landlord and stored, discarded, retained or sold by Landlord and the cost of such storage, discarding, removal and disposition as well as the cost of repairing any damage caused by such removal, shall be paid by Tenant within thirty (30) days of demand and such sum shall accrue interest at the Interest Rate from the date incurred until paid in full. No acceptance of Rent payable pursuant to this Section 18 by Landlord shall operate as waiver of Landlord’s right to gain possession of the Premises or any other remedy set forth herein. The provisions of this Article 18 shall survive the expiration or earlier termination of this Lease.
ARTICLE 19
SECURITY DEPOSIT
     Within twenty (20) Business Days after the full execution and delivery of this Lease, Tenant shall, as security for the performance of Tenant’s obligations under this Lease, deliver to Landlord an unconditional and irrevocable letter of credit (such letter of credit and any amendment or replacement thereof approved by Landlord is defined herein as the “Letter of Credit” and such Letter of Credit, together with the cash proceeds of any draw thereunder, shall be collectively referred to as the “Security Deposit”) in favor of Landlord and its successors and assigns. The Letter of Credit shall be in the form attached hereto as Exhibit F and shall be issued by a financial institution reasonably satisfactory to Landlord and shall be equal to $3,000,000.00. The initial Letter of Credit hereunder shall expire no earlier than fourteen (14) months after the Commencement Date and any replacement Letter of Credit hereunder shall expire no earlier than twelve (12) months from the then outstanding and expiring Letter of Credit, with the final Letter of Credit to expire no earlier than thirty (30) days after the expiration of the Term. Any replacement Letter of Credit shall be delivered to Landlord at least thirty (30) days prior to the expiration of the then outstanding Letter of Credit. Landlord shall have the right, at Landlord’s sole cost and expense, to transfer the Letter of Credit to any purchaser of the Building and, for collateral purposes, to any mortgagee or lessor. Upon such transfer for other than collateral purposes, Tenant shall look solely to such purchaser for return of the Letter of Credit, and Landlord shall be relieved of any liability with respect to such items. Unless required by applicable Requirements, Landlord shall not be required to keep the Security Deposit segregated from other funds of Landlord or to pay interest thereon. Tenant shall not assign or in any way encumber the Security Deposit and shall pay all costs and expenses related to maintaining the Letter of Credit, including the fees of the financial institution that issues the Letter of Credit. During the continuance of any Event of Default or the failure of Tenant to timely deliver a replacement Letter of Credit as required hereunder, Landlord may, without prejudice to any other remedy, draw upon the Letter of Credit, in whole or in part and use any portion of the Security Deposit to cure such Event of Default or hold as a Security Deposit. In no event shall the cash proceeds of any draw on the Letter of Credit be considered an advance payment of Rent, and in no event shall Tenant be entitled to use such cash proceeds for the payment of Rent. Following any such draw and the application thereof to cure any such Event of Default, Tenant shall either pay to Landlord, within five (5) Business Days of written demand, the amount so applied in order to restore the Security Deposit to its original amount, or, restore the Letter of Credit to its original amount. If no Event of Default is then continuing at the termination of this Lease, any remaining balance of the Security Deposit or remaining Letter of Credit shall be returned to Tenant within the later to occur of (i) thirty (30) days after the expiration or earlier termination of this Lease; or (ii) thirty (30) days after Tenant’s surrender of the Premises in accordance with Article 18 hereof. Notwithstanding anything in this Article 19 to the contrary, and provided no Event of Default exists under the Lease as of the effective date of the reductions of the Security Deposit as described herein and provided Tenant shall not have been late more than four (4) times in the payment of Rent during the prior twelve (12) month period, then the Letter of Credit shall automatically reduce (or a replacement Letter of Credit in such reduced amount shall be provided) at the beginning of the third (3rd) Lease Year and each Lease Year thereafter through the end of the tenth (10th) Lease Year of the Term as set forth on Schedule 1.2 attached hereto. If a monetary Event of Default or a material non-monetary Event of Default existed at the time of a scheduled reduction or if Tenant has been late in the payment of Rent four (4) or more times during the twelve (12) month period prior to such reduction and as a result thereof, the Letter of Credit did not automatically reduce, the Letter of Credit shall reduce on next scheduled reduction date to the appropriate amount for such Lease Year as set forth on Schedule 1.2 hereof (which shall be the amount that the Letter of Credit would have been but for the Event of Default) only if such Event of Default has been cured and/or Tenant has not again been late in the payment of Rent. If an Event of Default existed at the time of a scheduled reduction and such Event of Default was neither a monetary Event of Default or a material non-monetary Event of Default (and Tenant was not late in the payment of Rent four (4) or more times during the twelve (12) month period prior to such reduction) then the Letter of Credit shall reduce at the time such Event of Default is cured to the appropriate amount for such Lease Year as set forth on Schedule 1.2 hereof (which shall be the amount that the Letter of Credit would have been but for the Event of Default). If the Letter of Credit automatically reduced in violation of the terms of this Article 19, Tenant shall be required to obtain a replacement Letter of Credit for the correct amount which is required hereunder. From the commencement of the eleventh (11th) Lease Year through the remainder of the Term, Tenant shall maintain the Letter of Credit in an amount equal to the Monthly Base Rent and Tenant’s Operating Costs Payment (as reasonably determined by

Landlord) payable by Tenant during the fifteenth (15th) Lease Year of the Term. Landlord will provide Tenant with the required amount for the Letter of Credit for the eleventh (11th) Lease Year at least six (6) months prior to the expiration of the tenth (10th) Lease Year. The reductions in the Letter of Credit shall be accomplished either by automatic reductions pursuant to the terms of such Letter of Credit or by Tenant providing Landlord with a substitute Letter of Credit in the reduced amount or an amendment to the existing Letter of Credit amending the amount to the reduced amount. Landlord and Tenant acknowledge that the pre-approved Letter of Credit form attached hereto as Exhibit F assumes that the Commencement Date of the Lease will be March 1, 2006 and provides for the automatic reductions of the Letter of Credit to occur on certain anniversaries of said date and for the final Letter of Credit not to be extended beyond April 1, 2021. If the Commencement Date is delayed as contemplated in Section 4.1 herein, the Letter of Credit shall be amended to provide for the reductions of the Letter of Credit to occur on the appropriate anniversaries of the delayed Commencement Date and for the final date of the Letter of Credit to be thirty (30) days after the delayed Expiration Date.
ARTICLE 20
MISCELLANEOUS
     Section 20.1 Professional Fees. In any action or proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party its professional fees for attorneys, appraisers and accountants, its investigation costs, and any other legal expenses and court costs incurred by the prevailing party in such action or proceeding.
     Section 20.2 Reimbursements. Wherever this Lease requires Tenant to reimburse or pay Landlord for the cost of any item or service (including the overseeing of Alterations performed by Landlord or Tenant but specifically excluding providing after hours HVAC service to Tenant), such costs will be the reasonable and customary charge periodically established by Landlord for such item or service from time to time(provided, however, in all instances the “reasonable and customary charge” for any item or service charged by Landlord shall not exceed the charges for such items or services which are imposed by other landlords at similar buildings in the Chicago metropolitan area) and an administrative fee not to exceed ten percent (10%) of the reasonable and customary charge of such item or service to cover Landlord’s overhead and other expenses. All such charges shall be payable upon demand as Additional Rent.
     Section 20.3 Severability. Every provision in this Lease is, and shall be construed as, a separate and independent covenant. If any term of this Lease or the application thereof to any person or circumstances shall be invalid or unenforceable, the remaining provisions shall not be affected.
     Section 20.4 Non-Merger. There shall be no merger of this Lease with any ground leasehold interest or the fee estate in the Project or any part thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, this Lease or any interest in this Lease as well as any ground leasehold interest or fee estate in the Project or any interest in such fee estate.

     Section 20.5 Landlord’s Liability. Notwithstanding anything to the contrary contained in this Lease, Landlord’s liability under this Lease is limited solely to Landlord’s equity in the Project, and in no event shall recourse be had to any other property or assets of Landlord or against any member, partner, shareholder, trustee, officer or director of Landlord or any assets of such parties. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer, and Tenant shall look solely to Landlord’s successors for performance of such obligations.
     Section 20.6 Force Majeure. Whenever the period of time is herein prescribed for action to be taken by Landlord or Tenant, Landlord or Tenant shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to Force Majeure. Force Majeure shall not excuse or delay Tenant’s obligation to pay Rent or either party’s obligation to pay any other amounts due under this Lease. As used herein, “Force Majeure” shall mean strikes, riots, acts of God, shortages of labor or materials in the Chicago metropolitan and suburban area, weather or war, or any other similar cause which is beyond the reasonable control of Landlord or Tenant, as applicable.
     Section 20.7 Headings. The Article headings contained in this Lease are for convenience only and shall not enlarge or limit the scope or meaning of the various and several Articles hereof. Words in the singular number shall be held to include the plural, unless the context otherwise requires. All agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, and successors and assigns of the parties thereto.
     Section 20.8 Successors and Assigns. All agreements and covenants herein contained shall be binding upon the respective heirs, personal representatives, successors and assigns or the parties hereto. If there is more than one Tenant, the obligations hereunder imposed upon Tenant shall be joint and several. Notwithstanding the foregoing, nothing contained in this Section 20.8 shall be deemed to override Article 7.
     Section 20.9 Landlord’s Representations. Neither Landlord nor Landlord’s agents or brokers have made any representations or promises with respect to the Premises or the use thereof, the Building, the Parking Facility, the Land, or any other portions of the Project except as herein expressly set forth and all reliance with respect to any representations or promises is based solely on those contained herein. No rights, easements, or licenses are acquired by Tenant under this Lease by implication or otherwise except as, and unless, expressly set forth in this Lease.
     Section 20.10 Entire Agreement; Amendments. This Lease and the Exhibits and Riders attached hereto set forth the entire agreement between the parties and cancel all prior negotiations, arrangements, brochures, agreements, and understandings, if any, between Landlord and Tenant regarding the subject matter of this Lease. No amendment or modification of this Lease shall be binding or valid unless expressed in writing executed by both parties hereto.
     Section 20.11 Authority. Tenant hereby covenants, warrants and represents that: (1) the individual executing this Lease on its behalf is duly authorized to execute and deliver this

Lease in accordance with the organizational documents of Tenant; (2) this Lease is binding upon Tenant; (3) Tenant is duly organized and existing in the state of its formation and is qualified to do business in the state where the Project is located; (4) the execution and delivery of this Lease will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other material contract or instrument to which it is a party or by which it may be bound; and (5) Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists. Landlord hereby covenants, warrants and represents that: (1) the individuals executing this Lease on its behalf is duly authorized to execute and deliver this Lease in accordance with the organizational documents of Landlord; (2) this Lease is binding upon Landlord; (3) Landlord is duly organized and existing in the state of its formation and is qualified to do business in the state where the Project is located; (4) the execution and delivery of this Lease will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, loan, credit agreement, partnership agreement or other material contract or instrument to which it is a party or by which it may be bound; and (5) Landlord is not, and the entities or individuals constituting Landlord or which may own or control Landlord or which may be owned or controlled by Landlord are not among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.
     Section 20.12 Governing Law. This Lease shall be governed by and construed under the laws of the State of Illinois. Any action brought to enforce or interpret this Lease shall be brought in the court of appropriate jurisdiction in Cook County, Illinois. Should any provision of this Lease require judicial interpretation, the court interpreting or considering same shall not apply the presumption that the terms hereof shall be more strictly construed against the party who itself or through its agents prepared the same, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had full opportunity to consult legal counsel of its choice before the execution of this Lease.
     Section 20.13 Tenant’s Use of Name of the Building. Tenant shall not, without the prior written consent of Landlord, use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Premises.
     Section 20.14 Ancient Lights. Any elimination or shutting off of light, air, or view by any structure which may be erected on lands adjacent to the Building shall not affect this Lease and Landlord shall have no liability to Tenant with respect thereto.
     Section 20.15 Changes to Project by Landlord. So long as such changes do not materially and adversely interfere with Tenant’s use of the Premises for the conduct of Tenant’s business, materially affect access to the Premises (other than on a temporary basis to prevent any adverse possession or public dedication claim) or materially affect Tenant’s parking rights granted herein (and Landlord has not provided reasonable substitute parking at no additional out-of-pocket costs to Tenant, Landlord shall have the following rights: (a) the unrestricted right to make changes to all portions of the Project in Landlord’s reasonable discretion for the purpose of improving access or security to the Project or the flow of pedestrian and vehicular traffic therein; (b) change the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, bathrooms, or any other Common Areas (without the same constituting an actual or constructive eviction or imposing any liability on Landlord); (c) rearrange, change, expand or contract portions of the Project constituting Common Areas; (d) use Common Areas while engaged in making improvements, repairs or alterations to the Project, or any portion thereof; (e) do and perform such other acts and make such other changes in to or with respect to the Project, or any portion thereof, as Landlord may, in the exercise of sound business judgment, deem to be appropriate; (f) change the name or address of the Building or the Project; provided that Landlord shall reimburse Tenant for its costs and expenses incurred in replacing Tenant’s stationary, marketing materials and/or business cards on hand (but not more than a sixty (60) day supply) which contain the name or address of the Building.
     Notwithstanding the foregoing, if Landlord breaches its obligations set forth in this Section 20.15 and as a result thereof, Tenant’s use of the Premises for the conduct of Tenant’s business is materially and adversely interfered with, access to the Premises is materially affected and/or Tenant’s parking rights granted herein are materially affected (and Landlord has not provided reasonable substitute parking at no out-of-pocket cost to Tenant) and Tenant in fact ceases doing business in the Premises (or a material portion thereof) as the result of Landlord’s breach for a period in excess of four (4) consecutive Business Days after written notice to Landlord, Tenant (as Tenant’s sole and exclusive remedy for such interference) shall be entitled to an equitable abatement of Rent (as to the Premises or to such material portion thereof). The abatement described herein shall begin on the fourth (4th) consecutive Business Day of such interference and continue until the earlier of (a) the date the condition giving rise to the abatement is alleviated or remedied; or (b) the date Tenant actually resumes use of the Premises (or material portion thereof).
     Section 20.16 Time of Essence. Time is of the essence with regard to the various time periods set forth under this Lease.
     Section 20.17 Landlord’s Acceptance of Lease. The submission of this Lease to Tenant shall not be construed as an offer and Tenant shall not have any rights with respect thereto unless Landlord executes a copy of this Lease and delivers the same to Tenant.
     Section 20.18 Estoppel Certificates. Within ten (10) Business Days after request by, among other things, either party, the other party shall execute and deliver to the requesting party a written certificate to such party’s actual knowledge as to the status of this Lease, any existing defaults, the status of the payments and performance of the parties required hereunder and such other information that may be reasonably requested. Any such certificate may be relied upon by Landlord, any successor landlord, any Secured Party or lessor of Landlord.
     Section 20.19 Financial Statements. At any time during the Term that (i) such request is made in connection with a sale, mortgage, ground lease or other transfer of all or any portion of the Project; (ii) an Event of Default is continuing under this Lease (and Landlord is reasonably insecure about Tenant’s financial condition ); and/or (iii) Tenant has been late in the payment of Rent four (4) or more times during any twelve (12) month period (and Landlord is reasonably insecure about Tenant’s financial condition), Tenant shall, upon ten (10) days prior written request from Landlord, provide Landlord with a current financial statement and any financial statements that Tenant has available to Tenant (without having to prepare same) for the two (2)

years prior to the current financial statement year. Notwithstanding the foregoing, Landlord shall not request Tenant’s financial statements more than two (2) times during any twelve (12) month period if such request is made in connection with a sale, mortgage, ground lease or other transfer of all or any portion of the Project. Such statement shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.
     Section 20.20 Electronic Payments. At Landlord’s option, all payments due under this Lease shall be made by electronic funds transfer to an account designated in writing by Landlord.
     Section 20.21 WAIVER OF JURY TRIAL. EACH PARTY WAIVES TRIAL BY JURY IN THE EVENT OF ANY LEGAL PROCEEDING BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURTS LOCATED IN THE DISTRICT WHERE THE PROJECT IS LOCATED, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM.
     Section 20.22 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent stipulated herein shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment of Rent be deemed an accord and satisfaction. Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy in this Lease.
     Section 20.23 Counterparts. This Lease may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same agreement.
     Section 20.24 Waiver. No failure by either party to exercise, or delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. Any consent or approval given by Landlord in any one instance shall not constitute consent or approval for any subsequent matter, even if similar to the matter for which such consent or approval was originally given.
     Section 20.25 Areas Excluded From Demise. The exterior walls of the Premises and the area beneath the finished floor of the Premises as well as the area above the finished ceiling level of the Premises are not demised hereunder, and the use thereof together with the right to install, maintain, use, repair and replace pipes, ducts, conduits, wires, heating, ventilating, cooling, plumbing, electrical and other systems as well as structural elements leading through or a part of the Premises in locations that will not materially interfere with Tenant’s use thereof are hereby reserved unto Landlord. Notwithstanding anything contained herein to the contrary, nothing in this Section 20.25 shall preclude Tenant from accessing the areas described herein during the performance of the Leasehold Improvements if such access is required.

     Section 20.26 Landlord’s Right to Inspect. Landlord shall retain duplicate keys, cards, access codes or other access means to all doors of the Premises. Landlord shall have the right to enter the Premises at reasonable hours upon reasonable notice (or, in the event of an emergency with respect to (d) and (e) below, at any hour without notice) (a) to Exhibit the same to present or prospective Secured Parties or purchasers during the Term and to prospective tenants during the last Lease Year, (b) to confirm that Tenant is complying with all of Tenant’s covenants and obligations under this Lease, (c) to clean or make repairs required of Landlord under the terms of this Lease, (d) to make repairs to areas adjoining the Premises, and (e) to repair and service utility lines or other components of the Building; provided, however, Landlord shall use reasonable efforts to minimize interference with Tenant’s business. Landlord shall not be liable to Tenant for the exercise of Landlord’s rights under this Section 20.26.
     Section 20.27 Brokerage. Tenant and Landlord each represent and warrant to the other that it has not entered into any agreement with, or otherwise had any dealings with, any broker or agent in connection with the negotiation or execution of this Lease which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder’s fee, or any other compensation of any kind or nature in connection herewith, other than with Broker, and each party shall indemnify and hold the other harmless from all Claims by any broker or agent with respect to this Lease which arise out of any agreement or dealings, or alleged agreement or dealings, between the indemnifying party and any such agent or broker, other than with Broker. Landlord shall pay Broker as required pursuant to certain commission letters between Landlord and Broker relating to this Lease. This provision shall survive the expiration or earlier termination of this Lease.
     Section 20.28 Notices. All notices, consents, demands, requests, documents, or other communications (other than payment of Rent) required or permitted hereunder (collectively, “notices”) shall be in writing and be deemed given, whether actually received or not, when dispatched for hand delivery (with signed receipts) to the other party, or on the first Business Day after dispatched for delivery by nationally-recognized air express courier (with signed receipts) to the other party, or on the second Business Day after deposit in the United States mail, postage prepaid, certified, return receipt requested, except for notice of change of address which shall be deemed given only upon actual receipt. The addresses of the parties for notices are set forth in the Basic Lease Information, or any such other addresses subsequently specified by each party in notices given pursuant to this Section 20.28.
     Section 20.29 Secured Area. Tenant may designate the computer room located in the Premises as a “Secured Area” by the delivery of written notice to Landlord depicting the exact location of such area. The Secured Area can not be located in any area of the Premises which impedes Landlord’s access to the Central systems of the Building or which Landlord must retain access to in order to perform Landlord’s obligations under this Lease. Landlord agrees not to enter the Secured Area without a representative of Tenant and shall give Tenant at least two (2) Business Days notice prior to such entry (and at least five (5) Business Days notice if such entry is to show the Secured Area to prospective Secured Parties, purchasers or tenants); provided, however, in the event of an emergency, Landlord shall not be required to give Tenant said two (2) Business Day notice. If Landlord must enter the Secured Area in the event of an emergency, Landlord shall use commercially reasonable efforts to provide prior notice to Tenant and shall secure the Secured Area after exiting therefrom. Landlord shall not be responsible for, and shall have no liability to Tenant with respect to, any damage Landlord causes if Landlord is forced to access the Secured Area in the event of an emergency and Tenant has not provided such access to Tenant (provided Landlord exercises commercially reasonable efforts to attempt to have Tenant provide such access).
     Section 20.30 Storage Space. Throughout the Term of the Lease, Tenant shall have a right to lease from Landlord any storage space in the Project which is available for lease. Initially, Tenant shall lease 1,641 square feet of storage space in the area depicted on Exhibit O attached hereto and made a part hereof (the “Initial Storage Space”). Provided Landlord has the space available (with no obligation of Landlord to demise any space to create different sizes of storage space), Tenant shall have the right, at any time during the Term, to exchange the Initial Storage Space for other storage space in the Building (whether such space is larger or smaller than the Initial Storage Space) and to lease additional storage space from Landlord. Provided Landlord has the space available, Landlord shall deliver such storage space to Tenant within thirty (30) days of Tenant’s written request therefor. In addition, Tenant shall have the right to terminate the lease for the Initial Storage Space or any other storage space leased by Tenant upon the delivery of thirty (30) days prior written notice to Landlord (such termination shall not preclude Tenant from thereafter exercising its rights provided in this Section 20.30 to re-lease the Initial Storage Space or lease different storage space from Landlord; provided such Initial Storage Space or different storage space is available at such time). Hereinafter, the Initial Storage Space and any additions to or replacements thereof shall be referred to collectively as the “Storage Space”. As of the date of this Lease, the annual rental rate for the Storage Space shall be Twelve Dollars per square foot ($12.00/sq. ft.). The rental rate for the Storage Space shall be subject to increases by Landlord from time to time (as and when such rates are increased by Landlord for similar storage space at the Project but in no event shall such increases exceed 2.5% per annum). Tenant shall use the Storage Space solely for the storage of materials, equipment, files, records and furniture related to the use of the Premises. Unless otherwise terminated as provided herein, the term for the Storage Space shall commence on the Commencement Date and shall expire on the Expiration Date. Landlord shall have the right to relocate the Storage Space to other space in the Project provided such space is of comparable size and provided Landlord pays the reasonable moving costs in connection therewith. Landlord agrees to relocate Tenant only if Landlord needs the Storage Space in connection with performing Landlord’s obligations under the Lease. In no event shall the Storage Space be included in the calculation of Tenant’s Share and Tenant shall not be obligated to pay Operating Costs for said space. Landlord shall not provide any services to the Storage Space other than elevator access to and lighting of the Storage Space, at no cost to Tenant (other than as part of Operating Costs as provided in this Lease). Tenant shall accept the Storage Space in its “as-is” condition subject only to any latent defects in the Storage Space but excluding items of damage caused by Tenant or the Tenant Parties. Tenant shall be obligated to maintain, at Tenant’s sole cost and expense, the Storage Space and, at the end of the term for the Storage Space, Tenant shall surrender the Storage Space to Landlord in the same condition as existed as of the date of this Lease, reasonable use, wear and tear thereof and repairs which are Landlord’s obligations under Articles 8, 14 and 15 only excepted. Tenant shall remove all debris and Tenant’s Property from the Storage Space upon such surrender. Tenant shall not assign or sublet all or any part of the Storage Space unless such assignment is made in connection with a Transfer consented to by Landlord (or a Permitted Transfer) pursuant to Article 7 herein. Tenant shall not be permitted to make any alterations or improvements to the Storage Space without the prior consent of

Landlord, which may be withheld in Landlord’s sole discretion. Tenant shall maintain the same types and amounts of insurance for the Storage Space as is required for the Premises. Except as provided in this Section 20.30 or implied by the terms hereof, all of covenants, conditions and obligations of Tenant set forth in the Lease with respect to the Premises shall apply to the Storage Space.
     Section 20.31 Facsimile Signatures. Landlord and Tenant hereby agree that the Lease shall be binding upon the exchange of facsimile signatures. Landlord and Tenant agree to deliver to one another executed originals of the Lease within seven (7) Business Days of the exchange of the facsimile signatures.
ARTICLE 21
INTENTIONALLY OMITTED
ARTICLE 22
PARKING
     Section 22.1 Landlord hereby grants to Tenant a license to use in common with other tenants and with the public the Parking Facility and shall issue Parking Permits for such use. Each such Parking Permit shall entitle Tenant to one (1) unassigned parking space in the Parking Facility. Tenant shall be entitled to the number of Parking Permits set forth in Item M of the Basic Lease Information. During the Term, Landlord hereby grants to Tenant a license to use five (5) assigned parking spaces ( which during the initial Term only shall be at no cost to Tenant), at the locations set forth on Exhibit L attached hereto and made a part hereof (such assigned spaces shall be in addition to the unassigned Parking Permits granted to Tenant). During the Term Tenant shall also have the right to convert up to twelve (12) Parking Permits for the unassigned spaces into assigned spaces, at locations in the Parking Facility designated by Landlord (provided all such converted spaces shall be in the area set forth on Exhibit M attached hereto and made a part hereof), at an initial rate of Fifty Dollars ($50.00) per space per month in 2006 (to be increased from time to time by Landlord as and when such rates are increased by Landlord for all users of the Parking Facility). Landlord shall have the right to relocate any or all of the assigned parking spaces during the Term, provided Landlord relocates such spaces only within the areas set forth on Exhibit N attached hereto and made a part hereof. Landlord shall only relocate Tenant’s assigned parking spaces for a commercially reasonable business decision (which shall include, but not be limited to, relocating Tenant’s assigned parking to accommodate another tenant at the Building who leases more space than Tenant and to create handicapped parking spaces, but shall not include relocating Tenant to accommodate another tenant who leases less space at the Building than Tenant). Landlord shall not be obligated to provide Tenant with any additional Parking Permits or assigned parking spaces (other than as specifically provided in this Section 22.1). If Tenant fails to observe the Rules and Regulations with respect to the Parking Facility, then Landlord, at its option, shall have the right to treat such failure as a default under this Lease and to terminate Tenant’s Parking Permits and Tenant’s rights to the assigned parking spaces, without legal process, and to remove Tenant, Tenant’s vehicles and those of its employees, licensees or invitees and all of Tenant’s personal property from the Parking Facility.

     Section 22.2 Subject to Sections 14.3 and 15.3, if all or any portion of the Parking Facility shall be damaged or rendered unusable by fire or other casualty or any taking pursuant to eminent domain proceeding (or deed in lieu thereof), and as a result thereof Landlord or the garage operator is unable to make available to Tenant the parking provided for herein, then the number of cars which Tenant shall be entitled to park hereunder shall be proportionately reduced so that the number of cars which Tenant may park in the Parking Facility after the casualty or condemnation in question shall bear the same ratio to the total number of cars which can be parked in the Parking Facility at such time as the number of cars Tenant had the right to park in the Parking Facility prior to such casualty or condemnation bore to the aggregate number of cars which could be parked therein at that time. Subject to applicable Requirements and Encumbrances and provided neither Landlord nor Tenant have exercised its rights to terminate the Lease as provided in Article 14 of this Lease, Landlord shall repair the Parking Facility in the event of a casualty. If Landlord is unable to provide reasonable substitute parking to Tenant (at no additional out-of-pocket cost to Tenant) during such repair of the Parking Facility, Landlord shall reimburse Tenant for Tenant’s reasonable costs to obtain substitute parking during the reconstruction period.
     Section 22.3 Landlord shall keep the Parking Facility in good order and in a safe, neat and clean condition and Landlord shall maintain and make all necessary repairs to such Parking Facility (with the costs of such maintenance and repair to be included in Operating Costs (subject to the limitations set forth in the definition of Operating Costs).
ARTICLE 23
RIGHT OF FIRST REFUSAL
     Section 23.1 Landlord hereby grants Tenant the right to lease, subject to the terms and conditions hereinafter set forth, the remaining rentable area on the tenth (10th) floor of the Building (the “First Refusal Space”) during the Term. If, during the Term of this Lease Landlord reaches an agreement on the basic business terms of a lease (which Landlord is prepared to accept) with a prospective tenant (the “Prospective Tenant”) to lease all or any portion of the First Refusal Space, then Landlord shall notify Tenant in writing (a “Refusal Notice”) setting forth (i) the location of the First Refusal Space, (ii) the commencement date for the First Refusal Space (the “Refusal Space Commencement Date”), (iii) the net rentable area of the First Refusal Space, (iv) the rental rate of the First Refusal Space; (v) the term for the First Refusal Space; and (vi) all other business and economic terms upon which Landlord is prepared to lease such portion of the First Refusal Space to the Prospective Tenant.
     Section 23.2 Tenant’s right to lease the portion of the First Refusal Space described in the Refusal Notice upon the terms and conditions set forth therein shall be exercisable by written notice from Tenant to Landlord given not more than ten (10) Business Days after the giving of the Refusal Notice, time being of the essence. If Tenant exercises its rights of first refusal with respect to such portion of the First Refusal Space, such space shall be rented upon the terms and conditions, and in the physical condition contemplated by the applicable Refusal Notice. Once given, notice of exercise of such right shall be irrevocable. If Tenant fails to notify Landlord in writing that it will lease the designated First Refusal Space within the prescribed ten (10) Business Day period, Tenant’s rights under this Article as to such portion of the First Refusal

Space described in the Refusal Notice shall terminate, and Landlord shall have no further obligation under this Article with respect to such portion of the First Refusal Space. Notwithstanding the immediately preceding sentence to the contrary, Tenant’s rights of first refusal pursuant to this Article 23 shall be reinstated if, following Tenant’s rejection of the First Refusal Space, any of the following events occur: (i) the terms and conditions of the business deal between Landlord and the Prospective Tenant materially change in a manner that is substantially more favorably economically to the Prospective Tenant than as set forth in the Refusal Notice; (ii) the Prospective Tenant and Landlord fail to enter into a lease pursuant to the terms of the Refusal Notice; or (iii) Landlord leases the First Refusal Space and the term of the lease for such space expires and Landlord again reaches an agreement on the basic business terms for said space with such tenant or another prospective tenant. If the business deal between the Landlord and the Prospective Tenant change as set forth in (i) above, Landlord shall offer the space to Tenant pursuant to the terms of a new Refusal Notice setting forth the terms and conditions of the new business deal between Landlord and the Prospective Tenant. In the event a lease for the First Refusal Space is not executed between the Prospective Tenant and Landlord as set forth in (ii) above, Landlord shall deliver a new Refusal Notice to Tenant at the time Landlord reaches substantial agreement on the basic business terms for a lease with a new Prospective Tenant. Notwithstanding anything contained herein to the contrary, Tenant may not exercise its right of first refusal described herein unless at least two (2) full Lease Years remain in the Term as of the Refusal Space Commencement Date (or if two (2) full Lease Years do not remain in the Term, Tenant may exercise its right of first refusal provided Tenant validly exercises its renewal option set forth in Article 24 herein).
     Section 23.3 Tenant may only exercise its option to lease a portion of the First Refusal Space, and an exercise thereof shall be only effective, if at the time of Tenant’s exercise of said right, this Lease is in full force and effect and the entire Premises are occupied by the original Tenant named herein or a Permitted Transferee and the Tenant has neither assigned this Lease nor sublet all or any portion of the Premises (other than to a Permitted Transferee). Tenant’s rights to exercise its right of first refusal granted pursuant to this Article 23 are also subject to the condition that Tenant is not in default under any of the terms, covenants or conditions of this Lease at the time that Tenant delivers its written notice to Landlord of the exercise of any such right, (provided the foregoing shall not affect or limit Landlord’s rights to enforce any defaults of Tenant pursuant to Article 12 hereof). Notwithstanding the foregoing, if the existence of any such default shall, pursuant to the foregoing, make the exercise of such right ineffective, such exercise shall nevertheless become effective as of the originally scheduled date if such default is cured within the earlier of (i) any applicable cure or grace period specified in Article 12 hereof or (ii) thirty (30) days after delivery of notice of such default by Landlord to Tenant.
     Section 23.4 If Tenant has validly exercised its right to lease any First Refusal Space in accordance with the terms hereof, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to such portion of the First Refusal Space as determined in accordance herewith. In the event Landlord is unable to deliver to Tenant possession of any portion of the First Refusal Space on or before the applicable Refusal Space Commencement Date for any reason whatsoever, Landlord shall not be subject to any liability for such failure to deliver possession. Such failure to deliver possession shall not affect either the validity of this Lease or the obligation of either Landlord or Tenant hereunder or be construed to extend the expiration of the Term of this Lease either as to such portion of the

First Refusal Space or the balance of the Premises; provided, however, that under such circumstances, Rent shall not commence as to the First Refusal Space until Landlord does so deliver possession to Tenant. If Landlord fails to deliver possession of the First Refusal Space to Tenant within one hundred eighty (180) days of the First Refusal Space Commencement Date (as set forth in the Refusal Notice), Tenant shall have the right to terminate the Lease with respect to the First Refusal Space upon the delivery of written notice to Landlord. Such notice shall be delivered to Landlord within thirty (30) days of the expiration of the one hundred eighty (180) day period; provided, however, if Landlord delivers the First Refusal Space to Tenant within said thirty (30) day period the Lease for the First Refusal Space shall be reinstated and Tenant shall no longer have a right to terminate as set forth herein. Notwithstanding anything contained herein to the contrary, Tenant acknowledges and agrees that its rights under this Article 23 are expressly subordinate to (i) the existing rights to all or any portion of the First Refusal Space which are set forth on Exhibit J attached hereto; and (ii) any renewal rights contained in any lease for all or a portion of the First Refusal Space which is entered into with a Prospective Tenant pursuant to the terms (in all material respects) of a Refusal Notice that Tenant has rejected. Tenant acknowledges that its rights contained herein are subject to a renewing tenant of the First Refusal Space exercising a renewal right contained in such tenant’s lease (provided such right is set forth on Exhibit J or is contained in a lease entered into with a Prospective Tenant pursuant to the terms (in all material respects) of a Refusal Notice that Tenant has rejected) even if the actual terms of the renewal agreed to by such tenant and Landlord deviate from the exact terms of the renewal or extension option set forth in such tenant’s lease.
     Section 23.5 In the event any portion of the First Refusal Space is leased to Tenant other than pursuant to the right of first refusal described herein, such portion of the First Refusal Space shall thereupon be deleted from the First Refusal Space.
ARTICLE 24
RENEWAL OPTION
     Section 24.1 Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant an option to extend the Term of this Lease on the same terms, conditions and provisions contained in this Lease, except for the rental rate as provided herein, for a period of five (5) years (the “Renewal Period”). The Renewal Period shall commence on the day after the Expiration Date (the “Renewal Period Commencement Date”) and end on the day before the fifth (5th) anniversary of the Expiration Date. Tenant shall not be entitled to an abatement of Rent during the Renewal Period. Notwithstanding anything contained herein to the contrary, Tenant shall not receive the abatement of Rent described in Section 4.1 during the Renewal Period and Tenant shall not be entitled to any free parking spaces (but shall be charged at Landlord’s then current rates for such spaces).
     Section 24.2 If Tenant wishes to exercise its option to renew as set forth herein, Tenant shall send written notice to Landlord requesting Landlord’s determination of the rental rate for the Renewal Period which notice shall be delivered to Landlord no later than fourteen (14) months prior to the Renewal Period Commencement Date, time being of the essence. At least thirteen (13) months prior to the Renewal Period Commencement Date, Landlord shall advise Tenant in writing (“Landlord’s Response”) of Landlord’s determination of the rental rate for the

Renewal Period (as determined pursuant to Section 23.4 below). At least twelve (12) months prior to the Renewal Period Commencement Date, Tenant shall send written notice to Landlord (“Tenant’s Renewal Notice”) either (i) exercising Tenant’s renewal option; or (ii) disputing Landlord’s determination of the Market Rental Rate. If Tenant disputes Landlord’s determination of the Market Rental Rate Tenant shall set forth the amount which Tenant believes to be the Market Rental Rate in Tenant’s Renewal Notice delivered to Landlord, and the provisions of Section 24.8 below shall govern. If Tenant elects to exercise its option to renew, then said exercise shall be irrevocable. If Tenant fails to respond to Landlord’s Response as set forth herein, said option shall thereupon expire and be of no further force or effect.
     Section 24.3 Tenant may only exercise its option, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of the option and on the Renewal Period Commencement Date, this Lease is in full force and effect and the entire Premises are occupied by the original Tenant named herein or a Permitted Transferee and said Tenant has not assigned or sublet any portion of the Premises to any other entity (other than to a Permitted Transferee). Tenant’s rights to exercise its right to renew granted pursuant to this Article 24 are also subject to the condition that no Event of Default exists under any of the terms, covenants or conditions of this Lease at the time that Tenant delivers its written notice to Landlord of the exercise of any such right, (provided the foregoing shall not affect or limit Landlord’s rights to enforce any defaults of Tenant pursuant to Article 12 hereof). Notwithstanding the foregoing, if the existence of any Event of Default shall, pursuant to the foregoing, make the exercise of such right ineffective, such exercise shall nevertheless become effective as of the originally scheduled date if such Event of Default is cured within the earlier of (i) any applicable cure or grace period specified in Article 12 hereof or (ii) thirty (30) days after delivery of notice of such Event of Default by Landlord to Tenant.
     Section 24.4 Base Rent for the Premises payable during the Renewal Period with respect to all space included in the Premises as of the Renewal Period Commencement Date shall be equal to the Market Rental Rate.
     Section 24.5 If Tenant has validly exercised its option to renew, within thirty (30) days after Tenant gives Landlord notice of the exercise of the option, Landlord and Tenant shall enter into a written amendment to this Lease revising all of the rental provisions of this Lease as may be necessary to conform such provisions to the determination of the rental rate set forth herein.
     Section 24.6 Tenant shall accept possession of the Premises on the Renewal Period Commencement Date in “as-is” condition.
     Section 24.7 Tenant shall not have any option to extend the Term of this Lease beyond the expiration of the Renewal Period.
     Section 24.8 If Tenant notifies Landlord that Landlord’s determination of the Market Rental Rate is not acceptable to Tenant as set forth in Section 24.2 herein, then during the thirty (30) day period after Tenant’s notice to Landlord of such objection (the “Negotiation Period”), Landlord and Tenant shall attempt to agree on the Market Rental Rate. If Landlord and Tenant are unable to agree on the Market Rental Rate within the Negotiation Period, Tenant, within five (5) Business Days after the expiration of the Negotiation Period, shall (i) accept Landlord’s determination of Market Rental Rate; (ii) submit the determination to binding arbitration as provided herein; or (iii) irrevocably withdraw its exercise of the renewal option. If Tenant fails to notify Landlord of Tenant’s election under the preceding sentence within five (5) Business Days after the expiration of the Negotiation Period, Tenant shall be deemed to have accepted Landlord’s determination of the Market Rental Rate. If Tenant elects to submit the determination of the Market Rental Rate to arbitration then Tenant shall be deemed to have irrevocably exercised its option to extend and Landlord and Tenant shall each select an arbitrator within fifteen (15) days after such election by Tenant. If either Landlord or Tenant fail to timely appoint an arbitrator, the arbitrator selected shall select the second (2nd) arbitrator, who shall be impartial, within fifteen (15) days after such party’s failure to appoint. Each arbitrator must be a qualified member of the American Institute of Real Estate Appraisers and have at least ten (10) years experience in the suburban Chicago area in the leasing and valuation of comparable buildings. The two arbitrators shall, within twenty (20) days of their appointment, select from the determination of the Market Rental Rate submitted by Landlord in Landlord’s Response and the determination of the Market Rental Rate submitted by Tenant in Tenant’s Renewal Notice the one that is closer to the Market Rental Rate as determined by the arbitrators, and said selection shall thereafter be deemed the Market Rental Rate. If the two arbitrators so appointed fail to agree as to which of the determinations submitted by Landlord and Tenant is the closest to the actual Market Rental Rate, the two arbitrators shall appoint a third arbitrator within twenty (20) days after the failure of the initial arbitrators to agree on a Market Rental Rate, to decide upon which of the two determinations submitted is the closest to the actual Market Rental Rate. The arbitrators shall not be permitted to choose any results other than the determination presented by either Landlord or Tenant. The fees and expenses of Landlord’s arbitrator shall be borne by Landlord and the fees and expenses of Tenant’s arbitrator shall be borne by Tenant. If a third arbitrator is required then Landlord and Tenant shall split the costs and expenses of the third arbitrator. The arbitrators’ determination shall be final and binding on the parties. In the event that the Market Rental Rate has not been determined by the arbitrators by the Renewal Period Commencement Date, Tenant shall pay the Market Rental Rate as determined by Landlord until such time as the arbitrators are able to agree on the Market Rental Rate. Upon such determination, the rental for the Premises shall be retroactively adjusted. If such adjustment results in an underpayment of Base Rent by Tenant, Tenant shall pay Landlord the amount of such underpayment within ten (10) days after the determination thereof. If such adjustment results in an overpayment of Base Rent by Tenant, Landlord shall credit such overpayment against the next installment of Base Rent due under the Lease and, to the extent necessary, any subsequent installments until the entire amount of such overpayment has been credited against Base Rent.
ARTICLE 25
CANCELLATION OPTION
     Section 25.1 Subject to the provisions set forth herein, Tenant shall have the right to terminate this Lease as of February 29, 2016 (the “Cancellation Date”). Tenant’s cancellation option shall be exercisable by the delivery of a written notice (the “Cancellation Notice”) to Landlord on or before November 30, 2014, time being of the essence. If Tenant fails to deliver the Cancellation Notice to Landlord as required hereunder, Tenant shall be conclusively presumed to have elected not to exercise Tenant’s cancellation option. Once given, notice of exercise of Tenant’s cancellation option shall be irrevocable. Only the Tenant named in this Lease or a Permitted Transferee may exercise the option to cancel set forth herein.
     Section 25.2 Tenant’s rights to exercise its right to cancel pursuant to this Article 25 are subject to the condition that Tenant is not in default under any of the terms, covenants or conditions of this Lease at the time that Tenant delivers the Cancellation Notice to Landlord, (provided the foregoing shall not affect or limit Landlord’s rights to enforce any defaults of Tenant pursuant to Article 12 hereof). Notwithstanding the foregoing, if the existence of any such default shall, pursuant to the foregoing, make ineffective the exercise of such right, such exercise shall nevertheless become effective as of the originally scheduled date if such default is cured within the earlier of (i) any applicable cure or grace period specified in Article 12 hereof or (ii) thirty (30) days after delivery of notice of such default by Landlord to Tenant.
     Section 25.3 Tenant’s right to exercise Tenant’s cancellation option is made expressly subject to the condition that, simultaneously with the delivery of the Cancellation Notice to Landlord, Tenant shall deliver to Landlord one-half (1/2) of the Cancellation Fee. The “Cancellation Fee” shall be equal to $4,063,868.16. If Tenant leases any additional space at the Building after the date of this Lease, the Cancellation Fee shall also include (i) the amount of all Base Rent and Tenant’s Operating Costs Payment payable to Landlord for such additional space for the two (2) months immediately following the Cancellation Date, as determined by Landlord; and (ii) all unamortized costs, as of the Cancellation Date, incurred by Landlord in connection with the leasing such additional space to Tenant, including, without limitation, the costs incurred in connection with leasing commissions, any leasehold improvements, free rent and any other concessions granted to Tenant in connection with such additional space (such amounts shall be amortized by Landlord on a straight-line basis over the Term of the Lease for the additional space at an interest rate of ten percent (10%) per annum). Tenant shall deliver the remaining one-half (1/2) of the Cancellation Fee to Landlord at least ninety (90) days prior to the Cancellation Date.
     Section 25.4 Notwithstanding anything contained herein to the contrary and in addition to the obligations to remove certain items at the expiration of the Term pursuant to and in accordance with Section 9.4 and in Articles 26, 27 and 28, if Tenant exercises its cancellation option as provided in this Article 25, Tenant shall also be required to remove all Specialty Alterations from the Premises (including, but not limited to, the supplemental cooling system described in Article 27(ii), all elements of the key card access system described in Article 27(iv) and all bathrooms, showers, locker rooms (and related fixtures) within and/or related to any fitness center located within the Premises described in Article 27(iii)) on or before the Cancellation Date (whether any of the foregoing are made as part of the Leasehold Improvements or made as part of any Alterations); provided, however, in no event shall Tenant be required to remove any Specialty Alterations that exist within the Premises as of the date of execution of this Lease.

ARTICLE 26
SIGNAGE
     Provided no Event of Default exists under this Lease and provided at least 60,000 rentable square feet at the Building is occupied by the original Tenant named in this Lease or a Permitted Transferee pursuant to a valid lease with Landlord, Tenant shall have the exclusive right to affix the name and logo of the entity Tenant is doing business as on (i) up to two (2) sides of the Building’s façade as more particularly set forth on Exhibit G attached hereto; and (ii) the west wall of the first floor high-rise elevator lobby in the Building, as more particularly set forth in Exhibit H attached hereto. Tenant’s signage in the elevator lobby area shall be subject to Landlord’s approval, not to be unreasonably withheld. Landlord agrees that it will approve Tenant’s elevator lobby signage if it is substantially similar in size, design, materials, lettering and lighting as the signage that presently exists on the east wall of the first-floor high rise elevator lobby. Notwithstanding anything contained herein to the contrary, no signage of any entity whose primary business is commercial real estate services can be placed on the Building façade or in the elevator lobby area. All elements of Tenant’s signage on the Building façade and in the elevator lobby area, including but not limited to, size, location, design, materials, lettering and lighting shall be subject to, and Tenant shall be responsible for complying with, all Requirements, including any declaration of covenants, conditions or restrictions of record provided to Tenant prior to the execution of this Lease. Tenant shall affix and maintain its name on the Building façade and in the elevator lobby area in a good and workmanlike manner at Tenant’s sole cost and expense. Tenant shall remove Tenant’s signage from the Building façade and the elevator lobby area at the expiration or earlier termination of the Term and repair any and all damage caused resulting therefrom. Tenant’s signage shall solely identify Tenant and shall not contain any other advertising. Landlord may, at Landlord’s sole discretion, elect to maintain Tenant’s elevator lobby signage and remove such signage at the expiration or earlier termination of the Term (and Tenant shall be responsible for the payment of all reasonable costs incurred by Landlord in connection therewith). In addition to the foregoing, so long as there is a monument sign at the entrance to the Project which identifies the Building and tenants and occupants of the Building, Landlord shall, at Landlord’s sole cost and expense, affix Tenant’s name on said sign as set forth on Exhibit I attached hereto. The cost to affix Tenant’s name on the monument sign and the cost to maintain and remove same shall be paid for by Landlord (provided such costs may be included in Operating Costs).
ARTICLE 27
SPECIFIC IMPROVEMENTS
     Subject to Landlord’s approval of the Plans therefor, Tenant, as part of the Leasehold Improvements, shall be permitted to (i) install an emergency generator at the Project in a location to be mutually acceptable to Landlord and Tenant; (ii) install a new supplemental cooling system or upgrade and use the existing supplemental cooling system for the Premises (including the existing piping and water loop); (iii) construct a fitness center in the Premises for use solely by Tenant’s officers, directors and employees; (iv) install a key card access system in the elevators and the stairwells of the Building for the floors on which the Premises are located; and (v) upgrade the electrical power in and to the Premises. The installation, operation, maintenance, repair and replacement of the foregoing improvements shall be at Tenant’s sole cost, liability and expense (subject to the application of Landlord’s Contribution). All work performed by Tenant in connection with the installation of the improvements described herein shall be in strict accordance with the terms of Exhibit D. Tenant shall have access to the roof of the Building in order to install (or upgrade), operate and maintain the supplemental cooling system during Business Hours upon reasonable advance notice to the Building manager. Depending on the size and location of the emergency generator, Landlord shall be entitled to charge a reasonable fee for the emergency generator and such fee may be reasonably increased by Landlord from time to time. Landlord shall inform Tenant the amount of the initial fee (if any) for the emergency generator at the time Landlord approves the Plans therefore. Landlord may require Tenant to install fencing and/or screening around the emergency generator. At the expiration or earlier termination of the Term, Tenant, at Tenant’s sole cost and expense, shall remove the emergency generator (and any and all piping and wiring related thereto), all bathrooms, showers and locker rooms (and related fixtures) within and/or related to the fitness center and those portions of the key card access system which are located in the stairwells and the elevators, and Tenant shall promptly repair any damage to the Project caused by such removal. Landlord agrees that the requirements to remove the fitness center at the expiration of the Term shall be limited to the removal of the bathrooms, showers, locker rooms and related fixtures.
ARTICLE 28
SATELLITE DISH
     Subject to all applicable Requirements, Landlord grants to Tenant a license to install, operate and maintain on the roof of the Building at any time during the Term, one (1) satellite dish antenna and/or a microwave antennae (the “Satellite Dish”) which does not exceed 18 inches in diameter and 60 inches in height. The Satellite Dish shall be installed at a location or locations mutually acceptable to Landlord and Tenant and shall be compatible with the design requirements of the Building. Tenant shall have the right to install necessary conduit and sleeving (not to exceed three-quarter (3/4) inch) in risers designated by Landlord to connect the Satellite Dish from the roof to the point of connection in the Premises. All work for installation of the Satellite Dish shall be performed in accordance with the provisions of Article 9 of this Lease and the Satellite Dish and all related equipment (including, but not limited to, all wire and conduit) shall be removed by Tenant at the expiration or earlier termination of the Term. Landlord may require Tenant to use Landlord’s contractors and employees to install the Satellite Dish and all related equipment. The installation, operation, maintenance and removal of the Satellite Dish shall be at Tenant’s sole cost, liability and expense and Tenant shall promptly repair any damage to the Building caused by the installation, operation or removal of the Satellite Dish. Tenant shall obtain and pay for all necessary federal, state, and local licenses and permits necessary to install, operate and maintain the Satellite Dish. Tenant shall install, operate and maintain the Satellite Dish in a safe and legal manner. In addition, Tenant shall install, operate and maintain the Satellite Dish so as to avoid any interference with the operation of the Building, or the use or operation of any communications equipment of Landlord in, on or from the Building (installed at any time during the Term) or the use or operation of any communication equipment of other parties in, on or from the Building which existed prior to the installation of Tenant’s Satellite Dish and Landlord shall have the right to immediately shut down the operation of the Satellite Dish if it causes such interference. Upon reasonable advance notice to the

Building manager, Tenant shall have access to the roof of the Building for purposes of installing, operating, maintaining and removing the Satellite Dish during Business Hours except in the event of an emergency. Tenant shall indemnify, defend and hold harmless Landlord and the Landlord Parties from all claims, liabilities, damages and expenses (including attorneys’ fees) asserted against or incurred by any of said parties and arising from or by reason of the installation, maintenance, operation of removal of the Satellite Dish. Tenant shall have Tenant’s commercial general public liability insurance endorsed to specifically cover liabilities arising out of the use or operation of the Satellite Dish and to provide Landlord with evidence of such endorsement prior to installation of the Satellite Dish.
ARTICLE 29
RIGHT OF FIRST OFFER
     Section 29.1 Landlord hereby grants to Tenant the right to lease, on the terms and conditions hereinafter set forth, all space which is located on the seventh (7th) floor of the Building (the “First Offer Space”) which is vacant and Available for Leasing (as such term is defined herein) at any time during the initial Term. Notwithstanding anything contained herein to the contrary, Tenant may not exercise its right of first offer described herein unless at least two (2) full Lease Years remain in the Term as of the First Offer Space Commencement Date (as such term is defined below) (or if two (2) full Lease Years do not remain in the Term, Tenant may exercise its right of first offer provided Tenant effectively exercises its renewal option set forth in Article 24 herein). Prior to leasing First Offer Space which becomes Available for Leasing, Landlord shall give Tenant written notice (the “Offer Notice”) of (i) the location of the First Offer Space; (ii) the commencement date for the First Offer Space (the “First Offer Space Commencement Date”); and (iii) the rental rate for the First Offer Space. Tenant’s right to lease all, but not less than all, of the First Offer Space shall be exercisable by written notice from Tenant to Landlord (“Tenant’s First Offer Notice”) given not later than ten (10) Business Days after such Offer Notice is received by Tenant, time being of the essence. Once received, notice of exercise of such right shall be irrevocable. If such right is not so exercised, Tenant’s right of first offer shall thereupon terminate as to the First Offer Space, and Landlord may thereafter lease and re-lease the First Offer Space without notice to Tenant and free of any right in Tenant.
     Section 29.2 Tenant may only exercise its option to lease a portion of the First Offer Space, and an exercise thereof shall be only effective, if at the time of Tenant’s exercise of said right, this Lease is in full force and effect and the entire Premises are occupied by the original Tenant named herein or a Permitted Transferee and the Tenant has neither assigned this Lease nor sublet all or any portion of the Premises (other than to a Permitted Transferee). Tenant’s rights to exercise its right of first offer granted pursuant to this Article 29 are also subject to the condition that Tenant is not in default under any of the terms, covenants or conditions of this Lease at the time that Tenant delivers its written notice to Landlord of the exercise of any such right, (provided the foregoing shall not affect or limit Landlord’s rights to enforce any defaults of Tenant pursuant to Article 12 hereof). Notwithstanding the foregoing, if the existence of any such default shall, pursuant to the foregoing, make the exercise of such right ineffective, such exercise shall nevertheless become effective as of the originally scheduled date if such default is cured within the earlier of (i) any applicable cure or grace period specified in Article 12 hereof or (ii) thirty (30) days after delivery of notice of such default by Landlord to Tenant.

     Section 29.3 If Tenant has validly exercised its right to lease the First Offer Space, then effective as of the First Offer Space Commencement Date, the First Offer Space shall be deemed to be included in the Premises, subject to all of the terms, conditions and provisions of the Lease, except as may otherwise be provided as follows:
     A. The rental for the First Offer Space shall be as set forth in the Offer Notice.
     B. The term for the First Offer Space shall commence on the First Offer Space Commencement Date and shall expire on the Expiration Date.
     C. The Rentable Area of the Premises shall be increased by the rentable area of the First Offer Space.
     D. Tenant’s Share shall be proportionately increased.
     E. Unless otherwise agreed to by Landlord and Tenant, Tenant shall accept the First Offer Space in its “as-is” condition.
     Section 29.4 If Tenant has validly exercised its right to lease the First Offer Space in accordance with the terms hereof, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the First Offer Space as determined in accordance herewith. If Landlord is unable to deliver to Tenant possession of the First Offer Space on or before the First Offer Space Commencement Date for any reason whatsoever, Landlord shall not be subject to any liability for such failure to deliver possession. Such failure to deliver possession shall not affect either the validity of this Lease, or the obligations of either Landlord or Tenant under this Lease, or be construed to extend the expiration of the Term of this Lease either as to the First Offer Space or the balance of the Premises; provided, however, that under such circumstances, Rent shall not commence as to the First Offer Space until Landlord does so deliver possession to Tenant. If Landlord fails to deliver possession of the First Offer Space to Tenant within one hundred eight (180) days of the First Offer Space Commencement Date (as set forth in the Offer Notice), Tenant shall have the right to terminate the Lease with respect to the First Offer Space upon the delivery of written notice to Landlord. Such notice shall be delivered to Landlord within thirty (30) days of the expiration of the one hundred eighty (180) day period; provided, however, if Landlord delivers the First Offer Space to Tenant within said thirty (30) day period, the Lease for the First Offer Space shall be reinstated and Tenant shall no longer have a right to terminate as set forth herein. Notwithstanding anything contained herein to the contrary, Tenant acknowledges and agrees that (i) its rights under this Article 29 are expressly subordinate to any and all existing rights with respect to all or any portion of the First Offer Space including, without limitation, any existing expansion rights, extension rights and rights of first refusal or rights of first offer; (ii) its rights under this Article 29 are expressly subordinate to any future rights of any existing or future tenants to expand into all or any portion of the First Offer Space; and (iii) its right of first offer shall not apply to any space which is being renewed or extended by any existing or future tenants at the Building whether pursuant to any existing renewal or extension rights or otherwise.

     Section 29.5 The First Offer Space shall be deemed to be “Available for Leasing” when Landlord begins marketing the First Offer Space to potential tenants.
[Signature page follows]

     IN WITNESS WHEREOF, Landlord and Tenant have duly executed and delivered this Lease, as of the day and year set forth on the cover page hereof.

LANDLORD:

PRENTISS PROPERTIES ACQUISITION PARTNERS, L.P., a Delaware limited partnership

By:	Prentiss Properties I, Inc., general partner

	By:	/s/ L. J. Krueger
Name: L.J. Krueger
Title: Executive Vice President

	By:	/s/ Michael E. Schack
Name: Michael E. Schack
Title: Vice President

TENANT: DEERFIELD & COMPANY LLC, an Illinois limited liability company
By:	/s/ Gregory Sachs
	Name:	Gregory Sachs
	Title:	Chief Executive Officer

SCHEDULE 1.1
DEFINITIONS
     When used in this Lease, the terms set forth below shall have the following meanings:
     “Additional Rent” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Alterations” shall have the meaning given to it in Section 9.1 hereof.
     “Annual Adjustment Notice” shall have the meaning given to it in Section 5.1(B) hereof.
     “Approved Contractors” shall have the meaning given to it in Exhibit D hereof.
     “Bankruptcy Code” shall have the meaning given to it in Section 7.5 hereof.
     “Base Rent” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Basic Lease Information” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Broker” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Building” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Building Standard” means the quality, make and model of materials, finishes and workmanship from time to time specified by Landlord for the Building.
     “Business Days” shall mean Monday through Friday (except for Holidays).
     “Business Hours” shall mean 8:00 a.m. to 6:00 p.m. on Monday through Friday and 9:00 a.m. to 12:00 p.m. on Saturdays (except for Holidays).
     “Cancellation Date” shall have the meaning given to it in Section 25.1 hereof.
     “Cancellation Fee” shall have the meaning given to it in Section 25.3 hereof.
     “Cancellation Notice” shall have the meaning given to it in Section 25.1 hereof.
     “Central” shall mean that portion of any Building system or component which is within the core and/or common to and/or serves or exists for the benefit of other tenants in the Building including (i) the structural components and the Common Areas of the Building serving the Premises; (ii) the main loops of the heating, ventilation and air conditioning system serving the Premises; (iii) the electrical system which serves the Premises from the main electrical vault up

Schedule 1.1 - 1

to, but not including, the electrical closet in the Premises; (iv) the plumbing in the bathrooms serving the Premises; and (v) the Building’s sprinkler system serving the Premises.
     “Claims” shall have the meaning given to it in Section 11.2 hereof.
     “Class A Buildings” shall have the meaning given to it in Section 6.1(A) hereof.
     “Commencement Date” shall have the meaning given to it in Section 3.1 hereof.
     “Commencement Notice” shall have the meaning given to it in Section 3.1 hereof.
     “Common Areas” shall mean those certain areas and facilities of the Building and those certain improvements to the Land which are from time to time provided by Landlord for the use of tenants of the Building and their employees, clients, customers, licensees and invitees or for use by the public, which facilities and improvements may include without limitation any and all corridors, elevator foyers, vending areas, cafeterias, bathrooms, electrical and telephone rooms, mechanical rooms, janitorial areas, conference centers, fitness centers, Parking Facility and other similar facilities of the Building and any and all grounds, parks, landscaped areas, outside sitting areas, sidewalks, walkways, tunnels, pedestrianways, skybridges, and generally all other improvements located on the Land, or which connect the Land to other buildings.
     The words “day” or “days” shall refer to calendar days, except where Business Days are specified.
     “Event of Default” shall have the meaning given to it in Section 12.1 hereof.
     “Expiration Date” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Force Majeure” shall have the meaning given to it in Section 20.6 hereof.
     “First Offer Space” shall have the meaning given to it in Section 29.1 hereof.
     “First Offer Space Commencement Date” shall have the meaning given to it in Section 29.1 hereof.
     “First Refusal Space” shall have the meaning given to it in Section 23.1 hereof.
     “Hazardous Substance” shall mean any substance, material, waste, gas or particulate matter which is regulated by any local governmental authority, the State of Illinois, or the United States Government, including, but not limited to (i) any material or substance which is defined or designated as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “infectious waste”, “medical waste”, “toxic substance”, “toxic pollutant” or “restricted hazardous waste” under any provision of local, state or federal law; (ii) oil or petroleum; (iii) asbestos and asbestos-containing materials; (iv) polychlorinated biphenyls, urea formaldehyde, radon gas; (v) radioactive material; (vi) any Infectious Waste; and (vii) any product that is inflammable, combustible, corrosive, caustic poisonous, explosive or hazardous.

Schedule 1.1 - 2

     Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Substances or Infectious Wastes brought on the Premises by Tenant, or the Tenant Parties and the wastes, byproducts or residues generated, resulting or produced therefrom.
     “Holidays” shall mean those holidays designated by Landlord, which holidays shall be consistent with those holidays designated by landlords of other Class A Buildings in the Chicago suburban area.
     The words “herein,” “hereof,” “hereby,” “hereunder” and words of similar import shall be construed to refer to this Lease as a whole and not to any particular Article or Section thereof unless expressly so stated.
     The words “include” and “including” shall be construed as if followed by the phrase “without being limited to.”
     “Infectious Wastes” shall mean: any solid waste capable of producing an infectious disease, including all bulk blood, blood products; cultures of specimens from medical, pathological, pharmaceutical, research, commercial and industrial laboratories; human tissues; organs, body parts, secretions, blood and body fluids removed during surgery and autopsies; the carcasses and body parts of all animals exposed to pathogens in research, used in the vivo testing of pharmaceuticals or that died of known or suspected infectious diseases; needles, syringes and scalpel blades.
     “Interest Rate” shall have the meaning given to it in Section 4.2 hereof.
     “Initial Storage Space” shall have the meaning given to it in Section 20.30 hereof.
     “Land” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Landlord” shall have the meaning given to it in the first paragraph of this Lease.
     “Landlord’s Address for Payment” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Landlord’s Address for Notice” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Landlord’s Contribution” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Landlord Parties” shall have the meaning given to it in Section 16.2 hereof.
     “Landlord’s Response” shall have the meaning given to it in Section 24.2 hereof.
     “Lease” shall have the meaning given to it in the first paragraph of this Lease.
     “Leasehold Improvements” shall have the meaning given to it in Exhibit D hereof.

Schedule 1.1 - 3

     “Lease Year” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Letter of Credit” shall have the meaning given to it in Article 19 hereof.
     “Major Alteration” shall have the meaning given to it in Section 9.1 hereof.
     “Market Rental Rate” for the Premises with respect to the Renewal Period shall mean the fair rental, for terms commencing on or about the Renewal Period Commencement Date, per annum per rentable square foot for comparable space for a comparable term, by reference to comparable space in the Building, and in other buildings comparable to the Building in quality and location (but excluding those leases where the tenant has an equity interest in the property), where the landlord has had a reasonable time to locate a tenant who rents with the knowledge of the uses to which the Premises can be adapted, and neither landlord nor the prospective tenant is under any compulsion to rent. The Market Rental Rate shall be determined on the basis of a fixed base rent per square foot without rent adjustments of any kind (except for the annual escalation of Market Rental Rate which shall be reasonably determined by Landlord in accordance with this definition). The Market Rental Rate shall take into account and reflect: (i) the rental rates for renewal tenancies of similar quality properties and size; (ii) any tenant improvement allowances, rent abatements and all other concessions, allowances and inducements of any kind then customarily available in the market for renewal tenancies (and for this purpose either Tenant shall receive such concessions, allowances and inducements with respect to the Premises for the Renewal Period and such items shall be reflected in such fixed base rent or Tenant shall not receive such concessions, allowances and inducements and it shall be taken into account as a reduction to the rental rates for renewal tenancies, as appropriate); and (iii) market rate brokerage commissions for renewal tenants with respect to the Renewal Period in an amount no greater than that amount to be paid for commissions by Landlord in connection with such Renewal Period.
     “Negotiation Period” shall have the meaning given to it in Section 24.8 hereof.
     “notices” shall have the meaning given to it in Section 20.28 hereof.
     “Offer Notice” shall have the meaning given to it in Section 29.1 hereof.
     “Operating Costs” shall mean any and all expenses, costs and disbursements of every kind which Landlord pays or incurs or becomes obligated to pay in connection with the operation, management, repair and maintenance of the Project , including, without limitation, the costs of heating, cooling and lighting; snow and ice and trash removal; painting; cleaning; landscaping and grounds maintenance; window cleaning; elevator maintenance; repair and maintenance of the Project (including, but not limited to, Landlord’s repair, maintenance and service obligations set forth in Article 6 and Article 8 hereof); the rental value of the Project’s management office and any conference rooms made available for common use by tenants of the Building; maintenance and repair of all personal property of Landlord used or useful in connection with the Project, the cost of renting personal property and equipment used in the repair and maintenance of the Project; loading docks and truck docks; fuel, gas, water, sewer, steam, electricity and other utility charges (other than utilities metered directly to and paid by

Schedule 1.1 - 4

tenants); insurance and commercially reasonable insurance deductibles; security or traffic control forces or equipment (not to be construed to require Landlord to provide such services or equipment); uniforms, supplies; holiday decorations; sales and use taxes on purchased goods for the Building; and other labor costs, payroll taxes, insurance, training and wages, salaries and fringe benefits of persons engaged in the accounting, operation, management, maintenance or repair of the Project; a management fee of three percent of gross receipts; Taxes (defined below); legal and accounting costs incurred by Landlord or paid by Landlord to third parties, appraisal fees in connection with tax protests, consulting fees and all other professional fees and disbursements and all association dues incurred in connection with the operation, management, maintenance of the Project, and any and all amounts payable pursuant to any declaration of covenants, reciprocal easement agreement or other encumbrance of record which may now or in the future affect the Project, and any other expense or charge which, in accordance with generally accepted accounting or management principles, would be considered an expense of operating, maintaining upgrading, replacing, managing, or repairing the Project.
     Operating Costs shall exclude (a) specific costs for any capital repairs, replacements, equipment or improvements, except for Permitted Capital Improvements (as defined below); (b) expenses for which Landlord is reimbursed or indemnified (either by an insurer, condemner, tenant, warrantor, surety, guarantor or otherwise) to the extent of funds received by Landlord; (c) expenses incurred in leasing or procuring tenants (including lease commissions and advertising expenses); (d) except as provided below, payments for rented equipment if such payments would constitute a capital expenditure not permitted pursuant to the foregoing if the equipment were purchased; (e) principal, interest or other payments on any mortgages and financing or refinancing expenses; (f) net basic rents under ground leases; (g) costs representing an amount paid to an affiliate of Landlord which is in excess of the amount which would have been paid in the absence of such relationship; (h) costs specially billed to and paid by specific tenants; (i) wages, salaries and other compensation paid to employees of Landlord and its affiliates above the grade of group building manager; (j) legal fees with respect to disputes with individual tenants, negotiation of tenant leases or with respect to the ownership rather than the operation, management or repair of the Project; (k) appraisal consulting and other professional fees incurred in connection with the financing or disposition of the Project; (l) costs of alterations of tenant spaces; (m) depreciation and amortization; (n) return on investment; (o) any type of taxes specifically excluded from the definition of Taxes hereunder (except for any taxes which are assessed in lieu of real estate taxes); (p) ground lease or master lease rents or other costs or payments in connection therewith; (q) expenses in connection with any service or other benefits of a type which are not provided to Tenant but which are provided to another tenant or occupant of the Building; (r) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or any affiliate; (s) advertising, marketing and promotional expenditures; (t) management fees to the extent such fees exceed three percent (3%) of gross receipts; (u) legal, appraisal, accounting and other fees, disbursements, costs and charges and commissions incurred in connection with the sale, transfer, disposition or financing of the Building (or any interest therein or in Landlord or an entity comprising Landlord); (v) cost of acquisition of sculptures, paintings or other works of art or similar items displayed in the Common Areas of the Building (provided that all customary costs for maintaining and insuring any of the foregoing shall be includable in Operating Costs); (w) the cost of installing, equipping or operating any of the following specialty services at the Project such as a day care facility, health club, workout facility or luncheon, athletic or recreational club (i) to the extent, if any,

Schedule 1.1 - 5

such facility is providing services materially in excess of services being provided to Tenant as of the date hereof or (ii) if the square footage occupied by such facility is not included in computation of the rentable area of the Building; (x) the cost of furnishing electricity or janitorial services to tenant spaces in the Building from time to time if billed separately or separately metered to Tenant hereunder; (y) cost associated with remedying any latent defects in the Building or violations of Requirements with respect to Hazardous Substances; provided, however the costs of on-going compliance with Requirements including repairs and maintenance in connection with such on-going compliance shall be included in Operating Costs; and (z) the costs to install a sprinkler system within the Building to comply with codes in effect as of the date of this Lease provided the costs to maintain and repair such system shall be included in Operating Costs. There shall be no duplication of costs or reimbursements.
     Operating Costs shall include the cost of any capital improvements made on or after the Commencement Date which are made or installed either (i) for the purpose of reducing any cost included within Operating Costs (in which case such costs shall only be included to the extent of actual savings); or (ii) which are required under any applicable Requirements enacted or applied to the Building after the Commencement Date (collectively, the “Permitted Capital Improvements”), in each case amortized over the useful life of such Permitted Capital Improvement or over the amount of time that the improvement provided savings equal to its cost in Operating Costs (as determined in accordance with generally accepted accounting principles), together with interest on the unamortized cost of such improvement. To the extent that Operating Costs include the costs of Permitted Capital Improvements as provided in this paragraph, Landlord shall be permitted to do the same with respect to the costs of leasing (rather than purchasing) such capital item.
     “Operating Costs Payment” shall have the meaning given to it in Section 5.1 hereof.
     “Parking Facility” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Permitted Alterations” shall have the meaning given to it in Section 9.1 hereof.
     “Permitted Transfers” shall have the meaning given to it in Section 7.3 hereof.
     “Permitted Transferees” shall have the meaning given to it in Section 7.3 hereof.
     “Plans” shall have the meaning given to it in Exhibit D hereof.
     “Premises” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Premises Improvements” shall have the meaning given to it in Section 13.1A hereof.
     “Prime Rate” shall have the meaning given to it in Section 4.2 hereof.
     “Project” shall have the meaning given to it in the Basic Lease Information Section hereof.

Schedule 1.1 - 6

     “Prospective Tenant” shall have the meaning given to it in Section 23.1 hereof.
     “Refusal Notice” shall have the meaning given to it in Section 23.1 hereof.
     “Refusal Space Commencement Date” shall have the meaning given to it in Section 23.1 hereof.
     “Reletting Costs” shall have the meaning given to it in Section 12.2(A) hereof.
     “Renewal Period Commencement Date” shall have the meaning given to it in Section 24.1 hereof.
     “Rent” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Rentable Area of the Building” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Rentable Area of the Premises” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Rent Taxes” shall have the meaning given to it in Section 4.3 hereof.
     “Requirements” shall mean all laws, requirements, rules, orders, codes and regulations of the federal, state and municipal governments or other duly constituted public authority, in each case affecting or relating to the Project, the Premises, the business conducted in the Premises or Tenant’s use of the Premises.
     “Rules and Regulations” shall have the meaning given to it in Section 2.1 hereof.
     “Satellite Dish” shall have the meaning given to it in Article 28 hereof.
     “Secured Area” shall have the meaning given to it in Section 20.29 hereof.
     “Secured Party” or “Secured Parties” shall have the meaning given to it in Section 13.1(B) hereof.
     “Security Deposit” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Specialty Alterations” means those Leasehold Improvements and Alterations consisting of all plumbing servicing any kitchens (unless such kitchen plumbing is located up against the core of the Building), raised computer floors, computer, telephone and telecommunications wiring and cabling in the Premises and Building, computer installations, supplemental air conditioning systems, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, conveyors, dumbwaiters, keycard access systems, locker rooms, showers and bathrooms located in any fitness centers and other Leasehold Improvements or Alterations of a similar character which Landlord designates as Specialty Alterations by written notice delivered to Tenant as part of the approval of the plans for the Leasehold Improvements or

Schedule 1.1 - 7

when Landlord reviews Tenant’s plans containing such Alterations (in certain circumstances Specialty Alterations may also be Major Alterations); provided, however, in no event shall any improvements, cabling or other systems which exist in the Premises as of the date of execution of this Lease (including, without limitation, the internal staircase) be designated as Specialty Alterations even if Tenant retains such items in the Premises.
     “Storage Space” shall have the meaning given to it in Section 20.30 hereof.
     “Substitution Space” shall have the meaning given to it in Section 21.1 hereof.
     “Suppliers” shall have the meaning given to it in Section 6.2 hereof.
     “Taxes” shall mean, all taxes, assessments, and other governmental charges, applicable to or assessed against the Project or any portion thereof, or applicable to or assessed against Landlord’s personal property used in connection therewith, whether federal, state, county, or municipal and whether assessed by taxing districts or authorities presently taxing the Project or the operation thereof or by other taxing authorities subsequently created, or otherwise, and any other taxes and assessments attributable to or assessed against all or any part of the Project or its operation; including any reasonable expenses, including fees and disbursements of attorneys, tax consultants, arbitrators, appraisers, experts and other witnesses, incurred by Landlord in contesting any taxes or the assessed valuation of all or any part of the Project. Tenant acknowledges that Taxes “for” a given year are those Taxes which accrue and are assessed for the Project in such year even if paid in a later year. If at any time during the Lease Term the method of taxation prevailing at the Commencement Date shall be altered so that any new or additional tax assessment, levy, imposition, or charge, or any part thereof, shall be imposed in place or partly in place of any Taxes or contemplated increase therein, including without limitation any tax, assessment, levy, imposition or charge on Rent, then all such taxes, assessments, levies, impositions or charges shall be deemed to be Taxes for the purpose hereof, to the extent that such Taxes would be payable if the Project was the only property of Landlord subject to such tax. Taxes shall not include any franchise, corporation, income or net profits, transfer, sale, gift, capital stock, inheritance, succession, estate or similar taxes (except for taxes which are assessed against Landlord in lieu of real estate taxes). Taxes shall not include interest and penalties for late payment, except to the extent that such penalty or interest is attributable to Tenant’s failure to remit on a timely basis Tenant’s Pro Rata Share of Taxes. If such interest or penalty is attributable solely to Tenant’s failure to remit Tenant’s Share of Operating Costs, then Tenant shall be solely responsible for payment of such interest and/or penalty. If such interest or penalty is attributable to such failure by Tenant and to other tenants’ failure to pay their pro rata share of Taxes, Tenant shall pay its proportionate share of the amount of such interest and/or penalty.
     “Tenant” shall be deemed to include Tenant’s successors and assigns (to the extent permitted by Landlord).
     “Tenant Parties” shall have the meaning given to it in Section 16.1 hereof.
     “Tenant’s Address for Notice” shall have the meaning given to it in the Basic Lease Information Section hereof.

Schedule 1.1 - 8

     “Tenant’s Architect” shall have the meaning given to it in Exhibit D hereof.
     “Tenant’s Contractors” shall have the meaning given to it in Exhibit D hereof.
     “Tenant’s First Offer Notice” shall have the meaning given to it in Section 29.1 hereof.
     “Tenant’s Permitted Use” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Tenant’s Property” shall have the meaning given to it in Section 9.4 hereof.
     “Tenant’s Renewal Notice” shall have the meaning given to it in Section 24.2 hereof.
     “Tenant’s Share” shall have the meaning given to it in the Basic Lease Information Section hereof.
     “Term” shall have the meaning given to it in the Basic Lease Information Section hereof.
     The “terms of this Lease” shall be deemed to include all terms, covenants, conditions, provisions, obligations, limitations, restrictions, reservations and agreements contained in this Lease.
     “Transfer” shall have the meaning given to it in Section 7.1 hereof.
     “Transferee” shall have the meaning given to it in Section 7.4 hereof.
     “Trustee” shall have the meaning given to it in Section 7.5 hereof.
     A “year” shall mean a calendar year.

Schedule 1.1 - 9

SCHEDULE 1.2
LETTER OF CREDIT AMOUNTS

Lease Year	Letter of Credit Amounts
3	$2,666,400.00
4	$2,333,400.00
5	$1,999,800.00
6	$1,666,800.00
7	$1,333,200.00
8	$1,000,200.00
9	$666,600.00
10	$333,600.00
11 – 15	Monthly Base Rent and Tenant’s Operating Costs Payment due by Tenant during the 15th Lease Year (as reasonably determined by Landlord as provided in Article 19 of the Lease)

*	The reductions in the Letter of Credit amounts provided in this Schedule 1.2 shall in all instances be subject to Article 19 of the Lease.

Schedule 1.2 - 1

EXHIBIT C
RENT SCHEDULE

Lease Year	Monthly Base Rent	Annual Base Rent
1	$90,804.00	$1,089,648.00
2	$90,804.00	$1,089,648.00
3	$90,804.00	$1,089,648.00
4	$96,569.33	$1,158,831.96
5	$99,452.00	$1,193,424.00
6	$102,334.67	$1,228,016.04
7	$105,217.33	$1,262,607.96
8	$108,100.00	$1,297,200.00
9	$110,982.67	$1,331,792.04
10	$113,865.33	$1,366,383.96
11	$116,748.00	$1,400,976.00
12	$116,748.00	$1,400,976.00
13	$116,748.00	$1,400,976.00
14	$119,630.67	$1,435,568.04
15	$119,630.67	$1,435,568.04
C-1

RIDER NO. 1
RULES AND REGULATIONS
     1. Sidewalks, doorways, vestibules, halls, stairways and similar areas that are in the Common Areas of the Building shall not be obstructed by tenants or their officers, agents, servants, and employees, or used for any purpose other than ingress and egress to and from the Premises and for going from one part of the Building to another part of the Building.
     2. Plumbing fixtures and appliances shall be used only for the purpose for which constructed, and no sweepings, rubbish, rags, or other unsuitable material shall be thrown or placed therein. The cost of repairing any stoppage or damage resulting to any such fixtures or appliances from misuse on the part of a tenant or such tenant’s officers, agents, servants, and employees shall be paid by such tenant.
     3. No signs, posters, advertisements, or notices shall be painted or affixed on any of the windows or doors, or other part of the Building that can be seen from the outside of the Premises, except of such color, size, and style, and in such places, as shall be first approved in writing by the Building manager, which approval shall not be unreasonably withheld and/or delayed. No nails, hooks, or screws shall be driven into or inserted in any part of the Building, except by Building maintenance personnel, except, however, Tenant may hang light pieces of artwork.
     4. Directories will be placed by Landlord, at Landlord’s own expense, in conspicuous places in the Building. No other directories shall be permitted. Landlord shall, at Landlord’s expense, provide five (5) initial line on the directories for Tenant. Any changes to such line or additional lines consented to by Landlord shall be performed by Landlord at Tenant’s expense.
     5. The Premises shall not be used for conducting any promotional give-away gimmicks or any business involving the sale of second-hand goods, insurance salvage goods, or fire sale goods, and shall not be used for any auction or pawnshop business, any fire sale, bankruptcy sale, going-out-of- business sale, moving sale, bulk sale, or any other business which, because of merchandising methods or otherwise, would tend to lower the first-class character of the Building.
     6. Tenant shall not do anything, or permit anything to be done, in or about the Building, or bring or keep anything therein, that will in any way increase the possibility of fire or other casualty or to obstruct or interfere with the rights of, or otherwise injure or annoy, other tenants, or do anything in conflict with Requirements.
     7. Tenant shall not place a load upon any floor of the premises which exceeds the floor load per square foot which such floor was designed to carry or which is allowed by applicable building code. Landlord may prescribe the weight and position of all safes and heavy

Rider No. 1 - 1

installations which Tenant desires to place in the Premises so as properly to distribute the weight thereof.
     8. A tenant shall notify the Building manager when safes, furniture or other heavy equipment are to be taken into or out of the Building. Moving of such items shall be done under the supervision of the Building manager. A tenant shall be required to use protective coverings on walls, elevators and floors to prevent damage caused by the moving of such items.
     9. Corridor doors to the Common Areas, when not in use, shall be kept closed.
     10. All deliveries must be made via the service entrance and service elevators during normal business hours or as otherwise directed or scheduled by Landlord. Prior approval must be obtained from Landlord for any deliveries that must be received after normal business hours.
     11. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, or stairways. No birds, animals (except guide dogs), or reptiles, or any other creatures, shall be brought into or kept in or about the Building except that the CEO of Tenant shall be permitted to have an aquarium and/or fish tank in his or her office.
     12. Tenant shall not make or permit any offensive noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them.
     13. Business machines and mechanical equipment belonging to Tenant which cause noise and/or vibration that may be transmitted to the structure of the Building or to any other tenant’s leased space so as to be objectionable to Landlord or any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, in setting of cork, rubber, or spring type noise and/or vibration eliminators sufficient to eliminate vibration and/or noise.
     14. Tenants shall not use or keep in the Building any inflammable or explosive fluid or substance, or any illuminating material, unless it is battery powered, UL approved.
     15. Tenants’ employees or agents, or anyone else who desires to enter the Building after normal business hours, may be required to provide appropriate identification and sign in upon entry, and sign out upon leaving, giving the location during such person’s stay and such person’s time of arrival and departure, and shall otherwise comply with any reasonable access control procedures as Landlord may from time to time institute.
     16. Landlord has the right to evacuate the Building in event of emergency or catastrophe.
     17. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business, Tenant, before occupying the Premises, shall procure and maintain such license or permit and submit it for Landlord’s inspection. Tenant shall at all times comply with the terms of any such license or permit.
     18. Except as specifically provided in the Lease, Tenants shall not be allowed to install vending machines within the Premises except in Tenant’s kitchen and/or lunchroom area and as otherwise approved by Landlord in the Plans for the Leasehold Improvements. Tenants

Rider No. 1 - 2

shall not be allowed to prepare or cook food within the Premises other than employees of Tenants using a microwave or toaster oven installed in a kitchen or dining area approved by Landlord to heat meals for their own consumption.
     19. All locks and keys for entry doors and doors within the Premises shall be provided by Landlord, at Tenant’s cost, except the initial entry doors locks and keys shall be at Landlord’s cost.
     20. Landlord reserves the right to rescind any of these Rules and Regulations and make such other and further reasonable rules and regulations not inconsistent with the express terms of the Lease, which Rules and Regulations when made and notice thereof given to a tenant shall be binding upon tenant in like manner as if originally herein prescribed. If there is a conflict between the Rules and Regulations and the Lease, the Lease shall control and prevail.
     21. Tenant shall comply with any policies, programs and measures as may be reasonably necessary for the conservation, recycling and/or preservation of energy and natural resources reasonably imposed from time to time by Landlord and communicated to Tenant or by any applicable Requirements.
     22. The sashes, skylights, windows, and doors that admit light and air into the halls or other public places in the Building shall not be obstructed, nor shall any parcels or other articles be placed on the window sills or on the peripheral air conditioning enclosures.
     23. Tenant assumes full responsibility for protecting the Premises from theft and robbery. Upon the request of the Landlord, the Tenant shall furnish to Landlord, information including the name and telephone number of an individual designated by Tenant who should be contacted in the case of an emergency, the name of all individuals to whom Tenant has given entrance keys, and the names of all individuals authorized by Tenant to enter the Premises at other than business hours.
     24. All entrance doors in the Premises shall be left locked by Tenant when the Premises are not in use. Entrance doors shall not be left open at any time.
     25. The Premises shall not be used for lodging or sleeping.
     26. Service requests shall be directed to the Building office. Employees of Landlord shall not perform any work for Tenant unless under instructions from Landlord.
     27. Smoking of tobacco products anywhere within the Building is prohibited. Landlord shall designate, from time to time, certain areas of the Project where the smoking of cigarettes shall be permitted (cigar and pipe smoking shall not be permitted anywhere in the Project). Tenant shall not permit its employees and other occupants of the Premises to smoke anywhere in the Project other than in the designated smoking areas. Tenant shall be subject to a $50.00 fine each time an employee of Tenant or other occupant of the Premises is smoking in an area of the Project which is not a designated smoking area; provided, however, Landlord agrees to give Tenant a warning the first time there is an infraction of this rule prior to imposing the $50.00 fine but for each infraction after the first, no warnings shall be given. Landlord reserves the right to make the entire Project a smoke-free environment at any time.

Rider No. 1 - 3

     28. Landlord shall designate, from time to time, certain parking areas which are reserved exclusively for visitors of the Building and other areas which are reserved exclusively for certain tenants of the Building. Tenant shall direct its employees, contract employees and sales agents not to park in the visitor parking area or in an area reserved for another tenant. Tenant shall be subject to a $50.00 fine (which shall be deemed to be Additional Rent) each time an employee, contract employee or sales agent of Tenant parks in the visitor parking area or in an area reserved exclusively for another tenant provided, however, Landlord agrees to give Tenant a warning the first time there is an infraction of this rule prior to imposing the $50.00 fine but for each infraction after the first, no warnings shall be given.

Rider No. 1 - 4